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                                                                    Exhibit 10.1

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                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         TYCO PRINTED CIRCUIT GROUP LP,

                          TYCO ELECTRONICS CORPORATION,

                             RAYCHEM INTERNATIONAL,

                               TYCO KAPPA LIMITED,

                         TYCO ELECTRONICS LOGISTICS AG,

                                       AND

                         TTM (OZARKS) ACQUISITION, INC.

                           DATED AS OF AUGUST 2, 2006

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                                TABLE OF CONTENTS
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
Article I DEFINITIONS AND TERMS.............................................................................     1

   Section 1.1.       Definitions...........................................................................     1
   Section 1.2.       Construction..........................................................................    13
   Section 1.3.       Schedules and Exhibits................................................................    14
   Section 1.4.       Knowledge.............................................................................    14

Article II PURCHASE AND SALE................................................................................    14

   Section 2.1.       Purchase and Sale of the Equity Interests.............................................    14
   Section 2.2.       Purchase and Sale of the Purchased Assets.............................................    14
   Section 2.3.       Excluded Assets of the Business.......................................................    17
   Section 2.4.       Assumption of Certain Obligations of the Asset Selling Entities.......................    19
   Section 2.5.       Retained Liabilities of the Business..................................................    20
   Section 2.6.       Consents..............................................................................    21
   Section 2.7.       Purchase Price........................................................................    22
   Section 2.8.       Purchase Price Adjustment.............................................................    22
   Section 2.9.       Purchase Price Allocation.............................................................    24
   Section 2.10.      Closing...............................................................................    25

Article III REPRESENTATIONS AND WARRANTIES OF SELLERS.......................................................    26

   Section 3.1.       Organization..........................................................................    26
   Section 3.2.       Corporate Authority; Binding Effect...................................................    26
   Section 3.3.       Conveyed Companies; Capital Structure.................................................    26
   Section 3.4.       Non-Contravention.....................................................................    27
   Section 3.5.       Permits...............................................................................    27
   Section 3.6.       Financial Information.................................................................    27
   Section 3.7.       Absence of Certain Changes............................................................    28
   Section 3.8.       No Litigation.........................................................................    29
   Section 3.9.       Compliance with Laws..................................................................    29
   Section 3.10.      Environmental Matters.................................................................    29
   Section 3.11.      Material Contracts....................................................................    30
   Section 3.12.      Intellectual Property.................................................................    31
   Section 3.13.      Real Property.........................................................................    32
   Section 3.14.      Employee Benefits Plans...............................................................    33
   Section 3.15.      Taxes.................................................................................    34
   Section 3.16.      Interests in Clients, Suppliers, Etc.; Affiliate Transactions.........................    35
   Section 3.17.      Brokers...............................................................................    35
   Section 3.18.      Employee Relations and Agreements.....................................................    35
   Section 3.19.      Title to Assets.......................................................................    36
   Section 3.20.      Entire Business; Sufficiency of Assets................................................    37
   Section 3.21.      Product Liability.....................................................................    37
   Section 3.22.      Insurance.............................................................................    37
   Section 3.23.      No Undisclosed Liabilities............................................................    37

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
   Section 3.24.      Third-Party Approvals.................................................................    38
   Section 3.25.      No Indebtedness.......................................................................    38
   Section 3.26.      Exclusivity of Representations........................................................    38

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................    39

   Section 4.1.       Organization and Qualification........................................................    39
   Section 4.2.       Corporate Authority...................................................................    39
   Section 4.3.       Non-Contravention.....................................................................    39
   Section 4.4.       Permits...............................................................................    39
   Section 4.5.       Third-Party Approvals.................................................................    40
   Section 4.6.       Securities Act........................................................................    40
   Section 4.7.       Investigation; Condition of the Business..............................................    40
   Section 4.8.       No Litigation.........................................................................    40
   Section 4.9.       Brokers...............................................................................    40
   Section 4.10.      Solvency..............................................................................    41

Article V COVENANTS.........................................................................................    41

   Section 5.1.       Information and Documents.............................................................    41
   Section 5.2.       Conduct of Business...................................................................    42
   Section 5.3.       Commercially Reasonable Efforts; Certain Governmental Matters.........................    44
   Section 5.4.       Non-EU Business Employees and Employee Benefits.......................................    46
   Section 5.5.       EU Business Employees.................................................................    50
   Section 5.6.       Certain Dividends, Etc................................................................    51
   Section 5.7.       Bulk Transfer Laws....................................................................    51
   Section 5.8.       Sellers' Marks........................................................................    51
   Section 5.9.       Post-Closing Information..............................................................    52
   Section 5.10.      Replacement of Parent Guarantees and Letters of Credit................................    53
   Section 5.11.      Post-Closing Obligations..............................................................    53
   Section 5.12.      Non-Competition Agreement.............................................................    54
   Section 5.13.      No Hire and Non-Solicitation of Employees.............................................    54
   Section 5.14.      Cooperation with Respect to Financing.................................................    55
   Section 5.15.      No Shop...............................................................................    55
   Section 5.16.      Insurance.............................................................................    55
   Section 5.17.      Intercompany Accounts.................................................................    56
   Section 5.18.      Indemnification of Officers and Directors.............................................    56
   Section 5.19.      Performance of Obligations under Settlement Agreement; Acknowledgement of Release of
                       Hazardous Substances.................................................................    56
   Section 5.20.      Current Report on Form 8-K............................................................    57
   Section 5.21.      Further Assurances....................................................................    57

Article VI Tax Matters......................................................................................    58

   Section 6.1.       Allocation of Taxes...................................................................    58
   Section 6.2.       Responsibility for Preparation and Filing of Tax Returns..............................    58
   Section 6.3.       Tax Proceedings.......................................................................    59
   Section 6.4.       Tax Indemnity.........................................................................    60
   Section 6.5.       Refunds and Credits...................................................................    62
   Section 6.6.       Section 338 Elections.................................................................    62

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
   Section 6.7.       Transfer Taxes........................................................................    62
   Section 6.8.       Tax Sharing Agreements................................................................    62
   Section 6.9.       Resale or Other Exemption Certificates................................................    62
   Section 6.10.      Assistance and Cooperation in Tax Matters.............................................    63
   Section 6.11.      Dispute Resolution....................................................................    63
   Section 6.12.      Payment...............................................................................    64
   Section 6.13.      Survival..............................................................................    64
   Section 6.14.      Adjustment............................................................................    64
   Section 6.15.      Withholding...........................................................................    65

Article VII CONDITIONS TO OBLIGATIONS OF PURCHASER..........................................................    65

   Section 7.1.       Truth of Representations and Warranties...............................................    65
   Section 7.2.       Performance of Agreements.............................................................    65
   Section 7.3.       No Injunction.........................................................................    66
   Section 7.4.       HSR Act Waiting Period................................................................    66
   Section 7.5.       Transition Services Agreements........................................................    66
   Section 7.6.       Statutes; Orders......................................................................    66
   Section 7.7.       Third Party Consents; Permits.........................................................    66
   Section 7.8.       Financial Statements..................................................................    66

Article VIII CONDITIONS TO OBLIGATIONS OF SELLERS...........................................................    66

   Section 8.1.       Truth of Representations and Warranties...............................................    66
   Section 8.2.       Performance of Agreements.............................................................    67
   Section 8.3.       No Injunction.........................................................................    67
   Section 8.4.       HSR Act Waiting Period................................................................    67
   Section 8.5.       Statutes; Orders......................................................................    67
   Section 8.6.       Transition Services Agreements........................................................    67

Article IX INDEMNIFICATION..................................................................................    67

   Section 9.1.       Indemnification by Sellers............................................................    67
   Section 9.2.       Indemnification by Purchaser..........................................................    68
   Section 9.3.       Indemnification Procedure.............................................................    69
   Section 9.4.       Third-Party Claims....................................................................    70
   Section 9.5.       Survival Periods......................................................................    70
   Section 9.6.       Limitation of Liability...............................................................    71
   Section 9.7.       Losses Net of Insurance, Etc..........................................................    72
   Section 9.8.       Other Limitations.....................................................................    72
   Section 9.9.       Sole Remedy/Waiver....................................................................    73

Article X TERMINATION.......................................................................................    73

   Section 10.1.      Termination...........................................................................    73
   Section 10.2.      Effect of Termination.................................................................    74

Article XI MISCELLANEOUS....................................................................................    74

   Section 11.1.      Notices...............................................................................    74
   Section 11.2.      Amendment; Waiver.....................................................................    75
   Section 11.3.      Assignment............................................................................    75

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
   Section 11.4.      Entire Agreement......................................................................    76
   Section 11.5.      Parties in Interest...................................................................    76
   Section 11.6.      Public Disclosure.....................................................................    76
   Section 11.7.      Return of Information.................................................................    76
   Section 11.8.      Expenses..............................................................................    76
   Section 11.9.      Schedules.............................................................................    76
   Section 11.10.     Governing Law; Jurisdiction; Waiver of Jury Trial.....................................    77
   Section 11.11.     Counterparts..........................................................................    78
   Section 11.12.     Headings..............................................................................    78
   Section 11.13.     No Strict Construction................................................................    78
   Section 11.14.     Severability..........................................................................    78

Exhibit A  -   Form of Transition Services Agreement
Exhibit B  -   Form of Transition Services Agreement
               -  Employee Benefits and Payroll Services
Exhibit C -    Form of Grant Thornton Consent

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

                       STOCK AND ASSET PURCHASE AGREEMENT

      This Stock and Asset Purchase Agreement (this "Agreement") is entered into and effective as of this 2nd day of August, 2006, by and among (i) Tyco Printed Circuit Group LP, a Delaware limited partnership ("TPCG"), (ii) Tyco Electronics Corporation, a Pennsylvania corporation ("TEC"), (iii) Raychem International, a Cayman Islands company ("Raychem"), (iv) Tyco Electronics Logistics AG, a joint stock company (Aktiengesellshaft) organized under the laws of Switzerland ("TELAG"), (v) Tyco Kappa Limited, a company limited by shares organized under the laws of Bermuda ("Kappa" and each of TPCG, TEC, Raychem, TELAG and Kappa are herein referred to individually as a "Seller" and collectively as the "Sellers"), and (vi) TTM (Ozarks) Acquisition, Inc., a Delaware corporation ("Purchaser"). Sellers and Purchaser are herein individually referred to as a "Party" and, collectively, as the "Parties."

                                   WITNESSETH:

      WHEREAS, Kappa owns 100% of the outstanding capital stock of Tyco Iota Limited, a company limited by shares organized under the laws of Bermuda ("Iota" or the "Conveyed Entity"), which in turn owns 100% of the outstanding capital stock of Tyco Packaging Systems (Shanghai) Co. Ltd, a company limited by shares organized under the laws of China ("TPS China" and, together with Iota, the "Conveyed Companies"; and Kappa is referred to herein as the "Equity Selling Entity");

      WHEREAS, TPCG, TEC, TELAG and Raychem (collectively, the "Asset Selling Entities") own the Purchased Assets (as such term is defined in Section 1.1);

      WHEREAS, Sellers are engaged, directly and/or through the Conveyed Companies, in the Business (as such term is defined in Section 1.1); and

      WHEREAS, the Parties desire that, at the Closing (as such term is defined in Section 1.1), (i) the Equity Selling Entity shall sell and transfer to Purchaser, and Purchaser shall purchase from the Equity Selling Entity, all of the issued and outstanding equity interests in the Conveyed Entity (the "Equity Interests"), and (ii) each Asset Selling Entity shall sell and transfer to Purchaser, and Purchaser shall purchase from each Asset Selling Entity, all of the Purchased Assets owned by such Asset Selling Entity and shall assume all of the Assumed Liabilities (as such term is defined in Section 1.1), upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

            Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

      "Accountant" shall have the meaning set forth in Section 2.8(b).

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      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Aggregate Purchase Price" shall have the meaning set forth in Section 2.7(a).

      "Agreed Claims" shall have the meaning set forth in Section 9.3(c).

      "Agreement" shall have the meaning set forth in the preamble of this Agreement.

      "Allocations" shall have the meaning set forth in Section 2.9(a).

      "Arbiter" shall have the meaning set forth in Section 6.11.

      "Asset Selling Entities" shall have the meaning set forth in the recitals hereto.

      "Assumed Contracts" shall have the meaning set forth in Section 2.2(d).

      "Assumed Liabilities" shall have the meaning set forth in Section 2.4.

      "Audited Financial Statements" shall have the meaning set forth in Section 7.8.

      "Benefit Plans" shall mean each employee benefit, compensation, fringe benefit, or incentive plan, arrangement or agreement which is contributed to or maintained by a Seller or Conveyed Company for the benefit of any Business Employee, but, for the avoidance of doubt, not including any such plan or program that any Conveyed Company is obligated to contribute to on behalf of any Business Employees but that is sponsored, maintained and/or administered by a Governmental Authority.

      "Business" shall mean the business as of the date hereof of the Tyco Printed Circuit Group business segment that is engaged in manufacturing, distributing and selling printed circuit boards, providing assembly of backplanes and providing system integration services relating to the foregoing products and services.

      "Business Accounting Principles" shall have the meaning set forth within the definition of Working Capital.

      "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

      "Business Employee" shall mean each individual listed on Schedule 1.1(b) (as such Schedule may be updated prior to the Closing) who, immediately prior to the Closing: (i) shall be (or, in the case of clause (ii)(C) below, is scheduled to become) an employee of (1) an Asset Selling Entity or another Affiliate of Sellers and who primarily performs (or will, on

                                      -2-
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commencing work, primarily perform) services on behalf of the Business or (2) a
Conveyed Company; and (ii) either (A) shall have been employed and at work on the Closing Date, (B) shall be absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, military leave of absence or other absence or leave of absence or (C) shall have received an offer of employment with the Business from an Asset Selling Entity, a Conveyed Company or another Affiliate of Sellers on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

      "Cap" shall have the meaning set forth in Section 9.6(a).

      "Cash and Cash Equivalents" shall mean all cash, cleared checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.

      "Cash Statement" shall have the meaning set forth in Section 2.8(a).

      "Certificate" shall have the meaning set forth in Section 9.3(a).

      "China Plans" shall have the meaning set forth in Section 3.14(f).

      "Clawback Event" shall mean any action taken or omitted to be taken by Purchaser or its Affiliates at any time or the Conveyed Companies following the Closing that results in a clawback of tax benefits by a Chinese Governmental Authority including, but not limited to, the benefits of the Enterprise Income Tax holiday, and Customs Duty and VAT exemption on imported machinery and equipment.

      "Closing" shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

      "Closing Date" shall have the meaning set forth in Section 2.10(a).

      "Closing Date Cash and Cash Equivalents" shall have the meaning set forth in Section 2.8(b).

      "Closing Date Working Capital" shall have the meaning set forth in Section 2.8(b).

      "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral Source" shall have the meaning set forth in Section 9.7.

      "Competition Laws" shall mean U.S. and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to

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prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

      "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of August 18, 2005, between Tyco International (US) Inc. and TTM Technologies, Inc.

      "Contest" shall mean any audit, court proceeding, or other dispute with respect to any Tax matter that affects either of the Conveyed Companies.

      "Contract" shall mean any legally binding note, bond, mortgage, indenture, guarantee, agreement, contract, sub-contract, lease, license or franchise agreement, including all amendments thereto (which, for the avoidance of doubt, does not include any employee benefit or health or welfare plan or arrangement).

      "Conveyance Documents" shall mean one or more bills of sale, assignments and other conveyance instruments with respect to the Purchased Assets in form and substance reasonably satisfactory to Purchaser.

      "Conveyed Companies" shall have the meaning set forth in the recitals hereto.

      "Conveyed Entity" shall have the meaning set forth in the recitals hereto.

      "Deductible" shall have the meaning set forth in Section 9.6(a).

      "Disputed Item" shall have the meaning set forth in Section 2.8(b).

      "Dollars" and "$" shall each mean lawful money of the United States.

      "Drop Dead Date" shall have the meaning set forth in Section 10.1(b).

      "Due Date" shall have the meaning set forth in Section 6.2(a).

      "EBITDA" shall have the meaning set forth in Section 3.6(d).

      "Effective Time" shall have the meaning set forth in Section 2.10(a).

      "Environmental Condition" shall mean any condition existing prior to the Closing Date: (a) with respect to (i) compliance with Permit conditions or (ii) compliance with aboveground and/or underground storage tank rules or regulations or (b) created by the Release, threatened Release, or presence of Hazardous Substances in amounts or at levels in excess of applicable Environmental Law limits prior to the Closing Date on, beneath, about, under or off the Real Property, whether or not yet discovered, and whether or not arising from or related to any activity conducted by any Seller and (c) which Buyer must remediate, correct, or institute compliance measures for pursuant to a Governmental Order.

      "Environmental Claims" shall have the meaning set forth in Section
3.10(a).

      "Environmental Deductible" shall have the meaning set forth in Section 9.6(a).

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      "Environmental Law" shall mean any Law, Governmental Order, Permit or other requirement of Law relating to or concerning (a) the protection of or damage to (i) the environment, (ii) human health or (iii) worker and workplace safety, and/or to (b) the manufacture, use, transport, treatment, storage, disposal, Release or threatened Release of Hazardous Substances. By way of illustration only, the term "Environmental Law" includes the following statutes (including all regulations and guidance promulgated or issued pursuant thereto): the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; and the Endangered Species Act; and the common law.

      "Environmental Lien" shall mean a lien, deed restriction, covenant, agreement, obligation, or other encumbrance imposed or arising pursuant to or under any Environmental Law, whether (a) to secure payment of cleanup costs, (b) to protect, preserve or provide for open space, (c) to protect, preserve or provide for wetlands, (d) to protect, secure or provide for animal or marine habitat, (e) to restrict or limit development and land use, (f) to restrict or limit groundwater use, or (g) otherwise.

      "Equipment" shall have the meaning set forth in Section 2.2(c).

      "Equipment Leases" shall have the meaning set forth in Section 2.2(c).

      "Equity Interests" shall have the meaning set forth in the recitals hereto.

      "Equity Selling Entity" shall have the meaning set forth in the recitals hereto.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliates" shall have the meaning set forth in Section 3.14(g).

      "EU Asset Selling Entity" shall mean each of the Asset Selling Entities based in any member state of the European Union.

      "EU Business Employee" shall mean any Business Employee employed by an EU Asset Selling Entity, ordinarily working in any member state of the European Union.

      "Evaluation Material" shall have the meaning set forth in Section 5.1(b).

      "Excluded Assets" shall have the meaning set forth in Section 2.3(a).

      "Excluded Contracts" shall have the meaning set forth in Section
2.3(a)(ix).

      "Excluded Records" shall have the meaning set forth in Section
2.3(a)(xiii).

      "Foreign Plan" shall mean any written plan or program providing retirement or post-retirement benefits and/or health and welfare benefits to, or for the benefit of, any Business

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

Employees located outside of the United States that is sponsored or maintained by either Conveyed Company.

      "GAAP" shall mean generally accepted accounting principles in the United States, in effect as of the date hereof.

      "Governmental Authority" shall mean any instrumentality, subdivision, court, administrative agency, commission, board official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

      "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

      "Gross Purchase Price" shall have the meaning set forth in Section 2.7(a).

      "Hazardous Substances" shall mean all liquid, solid, or gaseous (a) contaminants, (b) pollutants (as defined at 33 U.S.C. 1362(6) and/or 40 U.S.C. 7412(b)(1), as amended or supplemented by regulation), (c) solid waste (as defined at 42 U.S.C. 6903(27)), (d) hazardous waste (as defined at 42 U.S.C. 6903(5)), (e) hazardous substances (as defined at 42 U.S.C. 9601(14)), (f) substances harmful to human health or the environment, (g) petroleum and petroleum products, fractions and constituents, (h) asbestos and asbestos-containing materials, (i) polychlorinated biphenyls, (j) lead, (k) radon or (l) radioactive materials.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

      "Income Taxes" shall mean any Taxes based on or measured by or with respect to gross or net income or receipts (including capital gains Taxes, minimum Taxes, income Taxes collected by withholding, and Taxes on Tax preference items), and any franchise Taxes, together with any interest, penalties, charges, surcharges or additions imposed with respect thereto.

      "Indebtedness" of any Person shall mean the aggregate amount of (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of such Person as lessee under leases that have been classified as capital leases in the Audited Financial Statements (but, in any event, not including the Contracts listed as items 1-5 on Schedule 3.11(a)(i), and the Parties hereby acknowledge and agree that Sellers' obligations under such Contracts shall not be deemed Indebtedness for purposes of this Agreement), (d) all other obligations of such Person that are required by GAAP (applied in a manner consistent with the preparation of the Audited Financial Statements) to be classified as indebtedness, (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

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      "Indemnified Party" shall have the meaning set forth in Section 9.3(a).

      "Indemnifying Party" shall have the meaning set forth in Section 9.3(a).

      "Indemnity Provisions" shall have the meaning set forth in Section 5.18.

      "Intellectual Property" shall mean any of the following: U.S. or foreign
(i) patents, and applications therefor; (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration; (iv) internet domain names, applications and reservations therefor and uniform resource locators; and (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

      "Intellectual Property Licenses" shall mean licenses pursuant to which an Asset Selling Entity is a licensee of any Intellectual Property which is Used primarily in the Business but not included in the Transferred Intellectual Property.

      "Inventory" shall mean any inventory owned by Sellers or the Conveyed Companies, including goods, goods-in-transit, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods, samples and other consumables.

      "Iota" shall have the meaning set forth in the recitals hereto.

      "IRS" shall mean the U.S. Internal Revenue Service or any Governmental Authority successor thereto.

      "June 2006 Balance Sheet" shall have the meaning set forth in Section 3.6(a).

      "June 2006 Financial Statements" shall have the meaning set forth in
Section 3.6(a).

      "June 2006 Income Statement" shall have the meaning set forth in Section 3.6(a).

      "Key Employees" shall have the meaning set forth in Section 3.18(a).

      "Knowledge of Sellers" shall have the meaning set forth in Section 1.4.

      "Laws" shall mean any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Authority or any Governmental Order.

      "Leased Real Property" shall have the meaning set forth in Section
3.13(b).

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

      "Liabilities" shall mean any and all debts, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

      "Liens" shall mean any lien, security interest, mortgage, encumbrance, deed of trust, pledge, covenant, encroachment, or charge of any kind.

      "LOCs" shall have the meaning set forth in Section 5.10(a).

      "Loss" or "Losses" shall mean any claims, actions, causes of action, judgments, settlements, fines, interest, assessments, awards, Liabilities, out of pocket losses, costs, expenses, or damages (including reasonable attorneys' fees and expenses but excluding lost profits, lost revenues, lost opportunities, amounts based on multiples of lost earnings and consequential, indirect, punitive and other special damages regardless of the legal theory, in each case unless payable to a third party).

      "Material Adverse Effect" shall mean any circumstance, change or effect that has a material adverse effect on (a) the assets, liabilities, business, financial condition or results of operations (but excluding prospects) of the Business, other than any adverse circumstance, change or effect arising out of
(i) changes, events or developments affecting generally the industries or markets in which the Business operates, including changes in the national or international markets for printed circuit boards, backplane assembly services and/or system integration services or in any other markets that supply raw materials to the Business, or changes or developments in the use, adoption or non-adoption of technologies or industry standards, (ii) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (iii) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof or any action taken by a Party in accordance with this Agreement, (iv) the enactment, repeal or change in any Law, or any change in GAAP or any interpretation of any of the foregoing, (v) the announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, (vi) the resignation or termination of any Business Employee, (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) any action required to be taken under any Law or any existing Contract by which the Business or any of the Purchased Assets is bound, or (ix) any failure by the Business to meet any internal projections or forecasts, except, in the case of clauses (i), (ii),
(iv) and (vii), if such changes, events or developments have a disproportionate impact on the Business relative to its competitors; or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement. For purposes of this definition, "the enactment, repeal or change in any Law" shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any Governmental Authority which occurs subsequent to the date hereof.

      "Material Contracts" shall have the meaning set forth in Section 3.11(a).

      "Non-Assignable Contract" shall mean each Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right which is not assignable or transferable without the consent of any Person other than any Seller, either of the Conveyed Companies, any Subsidiary of a Seller or Purchaser.

      "Non-EU Business Employee" shall mean any Business Employee who is not an EU Business Employee.

      "Owned Real Property" shall have the meaning set forth in Section 3.13(a).

      "Parent Guarantees" shall have the meaning set forth in Section 5.10(a).

      "Parties" shall have the meaning set forth in the preamble of this Agreement.

      "Party" shall have the meaning set forth in the preamble of this Agreement.

      "Payee" shall have the meaning set forth in Section 6.12.

      "Payor" shall have the meaning set forth in Section 6.12.

      "Permit" shall mean each permit, certificate, license, consent, approval or authorization of any Governmental Authority.

      "Permit Transfer Statute" shall have the meaning set forth in Section 5.3(a).

      "Permitted Liens" shall mean (i) Liens reflected on the Balance Sheet or on Schedule 1.1(c), (ii) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to any property which are not currently due and payable or which are being contested by appropriate proceedings, (iii) zoning, building codes and other land use laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property, (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to such real property and other title defects which do not, individually or together with all other Permitted Liens, materially impair the use or occupancy of such real property, (v) mechanics' Liens and similar Liens for labor, materials or supplies provided with respect to any property incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings and (vi) any other imperfections of title or any Liens that, individually or together with all other Permitted Liens, do not materially impair, and could not reasonably be expected to materially impair, the value, marketability or continued use of the property.

      "Person" shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing, a Governmental Authority, or any other entity or organization.

      "Post-Closing Period" shall mean any period beginning after the Closing Date.

      "Pre-Closing Period" shall mean any period ending on or before the Closing Date.

      "Pre-Closing Portion" shall mean, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on, and includes, the Closing Date.

      "Proceeding" shall have the meaning set forth in Section 11.10(b).

      "Purchased Assets" shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Equity Interests.

      "Purchased Division" shall have the meaning set forth in Section 5.8.

      "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

      "Purchaser Cafeteria Plan" shall have the meaning set forth in Section 5.4(h).

      "Purchaser Savings Plan" shall have the meaning set forth in Section
5.4(e).

      "Real Property" shall have the meaning set forth in Section 3.13(b).

      "Real Property Leases" shall have the meaning set forth in Section
3.13(b).

      "Release" shall mean any abandonment, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into or onto air, land (surface or subsurface), surface water and/or groundwater (as defined at 42 U.S.C. 9601(12)).

      "Representatives" shall mean, with respect to a Person, the directors, managers, officers, employees, partners, members, agents, attorneys, accountants, consultants, advisors or other representatives of such Person or its Affiliates.

      "Retained Assets" shall have the meaning set forth in Section 2.3(b).

      "Retained Liabilities" shall have the meaning set forth in Section 2.5.

      "Retention Agreements" shall mean the Contracts listed on Schedule 1.1(d).

      "Retention Payments" shall mean the retention bonus payments payable pursuant to the Retention Agreements.

      "Section 2.9(a)(i) Allocation" shall have the meaning set forth in Section 2.9(a).

      "Section 2.9(a)(ii) Allocation" shall have the meaning set forth in
Section 2.9(a).

      "Section 2.9(a)(iii) Allocation" shall have the meaning set forth in
Section 2.9(a).

      "Section 338 Election" shall have the meaning set forth in Section 6.6.

      "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

      "Seller(s)" shall have the meaning set forth in the preamble of this Agreement.

      "Sellers' Marks" shall have the meaning set forth in Section 5.8.

      "Sellers' Refunds" shall have the meaning set forth in Section 6.5.

      "Solvent" shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person's probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend or believe it will incur Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of known contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

      "Straddle Period" shall mean, with respect to any of the Conveyed Companies, the Purchased Assets or the Business, any Tax period that, with respect to such Conveyed Company, Purchased Asset or the Business, includes but does not end on the Closing Date.

      "Subsidiary" shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

      "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign tax (including Transfer Taxes), charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, asset, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, social security contribution quotas, housing fund contribution quotas, retirement fund contribution quotas, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, charges, surcharges, penalties, and additions imposed thereon or with respect thereto, and including liability for taxes of another Person under Treas. Reg.
Section 1.1502-6 or similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

      "Tax Benefit" shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto.

      "Tax Detriment" shall have the meaning set forth in Section 6.4(c).

      "Tax Proceeding" shall mean any Tax audit, contest, litigation, defense or other proceeding with or against any Taxing Authority.

      "Tax Return" shall mean any report of Taxes due, any information return with respect to Taxes, or other similar report, statement, declaration or document required to be filed under the Code or other Laws in respect of Taxes, any amendment to any of the foregoing, any claim for refund of Taxes paid, and any attachments, amendments or supplements to any of the foregoing.

      "Taxing Authority" shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

      "Third-Party Claim" shall have the meaning set forth in Section 9.4(a).

      "TII Savings Plan" shall have the meaning set forth in Section 5.4(e).

      "TPS China" shall have the meaning set forth in the recitals hereto.

      "Transaction Agreements" shall mean, collectively, this Agreement and the Transition Services Agreements.

      "Transfer Act" shall have the meaning set forth in Section 5.3(a).

      "Transfer Regulations" shall mean any Law implementing the provisions of Council Directive 2001/23/EEC dated 12 March 2001.

      "Transfer Taxes" shall mean all stamp, transfer, real or personal property transfer, recordation, grantee/grantor, documentary, acquisition, sales and use, value added, registration, occupation, privilege, or other such similar taxes, fees and costs (including any charges, surcharges, penalties and interest) incurred in connection with the consummation of the sale of the Purchased Assets and Equity Interests to Purchaser and its Affiliates pursuant to this Agreement. For the avoidance of doubt, Transfer Taxes shall not include Sellers', or any of their Affiliates', Income Taxes.

      "Transferred Employee" and "Transferred Employees" shall have the respective meanings set forth in Section 5.4(a).

      "Transferred Intellectual Property" shall have the meaning set forth in
Section 2.2(f).

      "Transferred Real Property" shall mean the Real Property transferred to Purchaser pursuant to this Agreement.

      "Transition Services Agreements" shall have the meaning set forth in
Section 7.5.

      "2004 and 2005 Financial Statements" shall have the meaning set forth in
Section 3.6(a).

      "Tyco Cafeteria Plan" shall have the meaning set forth in Section 5.4(h).

      "Used" shall mean, with respect to the assets, properties, Contracts or Permits of the Asset Selling Entities or Conveyed Companies, those owned, leased, licensed or otherwise held by the Asset Selling Entities or Conveyed Companies which were acquired for use or held for use by the Asset Selling Entities or Conveyed Companies in connection with the Business, whether or not reflected on the books of account of the Asset Selling Entities or Conveyed Companies.

      "USEPA" shall have the meaning set forth in Section 5.19.

      "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time.

      "Working Capital" shall mean the current assets of the Business less the current liabilities of the Business, in each case calculated in accordance with GAAP applied on a basis consistent with the accounting principles, practices, methodologies and policies of the Business set forth in Schedule 1.1(e) (such accounting principles, practices, methodologies and policies, the "Business Accounting Principles"); provided, that there shall be excluded from such calculations (i) the Excluded Assets, (ii) the Retained Liabilities and (iii) any deferred Income Taxes (whether an asset or a liability). Current assets shall include accounts receivable (including any intercompany accounts receivable permitted to remain outstanding at Closing in accordance with Section 5.17), prepaid expenses and other prepaid items, inventory and other current assets included in the Purchased Assets, but shall not include any Cash and Cash Equivalents. Current liabilities shall include accounts payable (including any intercompany accounts payable permitted to remain outstanding at Closing in accordance with Section 5.17), accrued Taxes, book overdrafts, accrued expenses and other current liabilities included in the Assumed Liabilities and current liabilities (including Income Taxes) of the Conveyed Companies, but shall not include the current portion of any Indebtedness. For purposes hereof, (i) all checks drawn by any Asset Selling Entity in respect of the Business that are uncleared as of the Closing Date shall be deemed accounts payable and (ii) all checks payable to any Asset Selling Entity and deposited in any bank account in respect of the Business (to the extent actually transferred to Purchaser) that are uncleared as of the Closing Date shall be deemed accounts receivable, in each case to the extent such uncleared checks are included in the Purchased Assets or the Assumed Liabilities, as applicable.

      "Working Capital Statement" shall have the meaning set forth in Section 2.8(a).

            Section 1.2. Construction. In this Agreement, unless the context otherwise requires:

         (a) any reference to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding e-mail communications);

         (b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa;

         (c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

         (d) references to "day" or "days" are to calendar days;

         (e) references to this "Agreement" or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

         (f) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

            Section 1.3. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

            Section 1.4. Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the "Knowledge of Sellers", such knowledge shall mean the actual knowledge of any of those individuals listed on Schedule 1.4 only with respect to matters within such individuals' respective areas of geographic or functional responsibility and expertise, without any obligation of such individuals to make inquiries of others. Where any representation or warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by Sellers, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals (or, if not addressed personally, to the holder of the official function or title of such individuals) listed on Schedule 1.4 or any notice of which one or more of such individuals had actual knowledge, without implication that any such Person has made any inquiry or investigation as to the sending or receipt of such notice.

                                   ARTICLE II
                                PURCHASE AND SALE

            Section 2.1. Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall cause the Equity Selling Entities to sell, convey, assign, deliver and transfer to Purchaser (or one or more of its permitted assigns), and Purchaser agrees to (or to cause one or more of its permitted assigns to) purchase, acquire and accept from the Equity Selling Entity, free and clear of all Liens, the Equity Interests. The certificates, if any, representing the Equity Interests shall be duly endorsed in blank, or accompanied either by stock powers duly executed in blank by the Equity Selling Entity or by such other instruments of transfer as are reasonably acceptable to Purchaser.

            Section 2.2. Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall cause each Asset

Selling Entity to sell, convey, assign, deliver and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from each Asset Selling Entity, free and clear of all Liens other than Permitted Liens, all of such Asset Selling Entity's right, title and interest in and to all of the assets, properties (whether real, personal, tangible or intangible) and rights, other than the Excluded Assets and the Equity Interests, which are Used primarily or held for use primarily in the Business (collectively, the "Purchased Assets"), including, without limitation, all of such right, title and interest in and to the following assets, properties and rights:

         (a) the leasehold interests of the Asset Selling Entities in the real property listed on Schedule 2.2(a) and all other real property Used primarily or held for use primarily in the Business, including (x) any prepaid rent, security deposits and options to renew or purchase in connection therewith and (y) any fixtures, structures or improvements appurtenant to such real property;

         (b) the Real Property Used primarily or held for use primarily in the Business, including the Real Property described on Schedule 2.2(b);

         (c) all personal property and interests therein, including all the equipment, vehicles, machinery, tools, spare parts, furniture and other tangible personal property Used primarily or held for use primarily in the Business (collectively, the "Equipment", with the leases relating to any Equipment so leased being referred to herein as the "Equipment Leases");

         (d) the Contracts relating primarily to the Business (other than Contracts relating to the Excluded Assets or the Retained Liabilities), including the Contracts listed on Schedule 3.11 (collectively, the "Assumed Contracts") and all outstanding purchase orders relating primarily to the Business (including, for the avoidance of doubt, all outstanding purchase orders issued under any Contract that is an Excluded Contract, if such purchase order relates primarily to the Business);

         (e) all Inventory of the Business;

         (f) the registered trademarks, copyrights and patents set forth on
Schedule 2.2(f) and all other Intellectual Property Used primarily or held for use primarily in the Business (collectively, the "Transferred Intellectual Property");

         (g) all transferable Permits owned, utilized, held or maintained by or licensed to the Asset Selling Entities (subject to the terms of such Permits) relating primarily to the Business;

         (h) the databases and software programs, source codes and user manuals Used primarily or held for use primarily in the Business, to the extent transferable;

         (i) all customer, vendor, supplier, contractor, and service-provider lists to the extent related primarily to the Business, and all files, documents and records (including billing, payment and dispute histories, credit information and similar data) to the extent relating primarily to customers, vendors, suppliers, contractors or service-providers of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent related primarily to the Business;

         (j) the accounts and notes receivable related primarily to the Business, including all loans and other advances owing to any Asset Selling Entity by any Business Employee who becomes a Transferred Employee;

         (k) to the extent transferable, all prepaid expenses and deposits and refunds receivable of the Business (but, for the avoidance of doubt, not including any prepaid insurance premiums or Tax refunds in respect of any Pre-Closing Periods);

         (l) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent relating to any of the Purchased Assets or Assumed Liabilities;

         (m) the goodwill of the Business;

         (n) subject to the provisions of Section 5.8, all advertising, marketing, sales and promotional materials relating primarily to the Business;

         (o) all insurance proceeds received or receivable in connection with
(i) any damage or complete destruction of any of the Purchased Assets prior to the Closing that would have otherwise been included in the Purchased Assets but for such damage or complete destruction, and (ii) any Assumed Liability, in each case net of any deductible (it being understood and agreed that Purchaser shall have the right to require Sellers or any of their respective Affiliates to assert claims under such policies with respect to such matters in accordance with Section 5.16);

         (p) all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the Equipment, the Transferred Intellectual Property and the software and hardware assets described in this Section 2.2;

         (q) to the extent permitted by Law, an electronic copy of the personnel records (including all human resources and other records) of Transferred Employees;

         (r) all proceeds (net of expenses incurred in connection with the sale, transfer or settlement) resulting from (A) any sales or transfers from and after the date hereof through the Closing (other than the sale at Closing contemplated by this Section 2.2 or the sale of goods, services or assets in the ordinary course of business generally consistent with existing practices) of any asset that would have been included in the Purchased Assets but for such sale or transfer (which shall also be subject to the other provisions of this Agreement, including Sections 3.7 and 5.2) or (B) any settlement from and after the date hereof through the Closing of any claims or other causes of action that would have been included in the Purchased Assets but for such settlement (which shall also be subject to the other provisions of this Agreement, including Sections
3.7 and 5.2);

         (s) the Business as a going concern;

         (t) all bank accounts used exclusively by the Business; and

         (u) all other assets, properties and rights of every kind and nature Used primarily or held for use primarily in the Business.

            Section 2.3. Excluded Assets of the Business.

         (a) Notwithstanding any provision in this Agreement to the contrary, Purchaser is not purchasing from any of the Asset Selling Entities any of the following (collectively, the "Excluded Assets"), and shall acquire no right to or interest in any Excluded Assets under this Agreement or as a result of the transactions contemplated hereby:


               (i)except as provided in Section 2.2(r), and except for any Cash and Cash Equivalents actually transferred to Purchaser at the Closing (which shall be included in Closing Date Cash and Cash Equivalents pursuant to
   Section 2.8(c)), all Cash and Cash Equivalents;

               (ii) subject to Schedule 5.17, all intercompany receivables in respect of the Business, other than amounts due and owing among Conveyed Companies and Asset Selling Entities and any of their respective Affiliates for goods and services bought, sold or provided in the ordinary course of the Business;

               (iii) the corporate books and records of any Asset Selling Entity (but not, for purposes of clarity, of either Conveyed Company); provided that a copy of such books and records, to the extent primarily relevant to the Purchased Assets, shall be furnished to Purchaser;

               (iv) subject to Sections 2.2(o) and 5.16, all current and prior insurance policies and all rights of any nature with respect thereto (including prepaid insurance premiums);

               (v)except as expressly set forth in Section 5.4, all assets of any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA), that is contributed to or maintained by any Asset Selling Entity for the benefit of any Business Employee;

               (vi) subject to Section 5.8, the "Tyco," "Tyco Electronics" and "TPCG" names, marks and logos, and any other item set forth on Schedule 5.8, and any Intellectual Property relating thereto;

               (vii) all loans and other advances owing to Sellers or any of their Affiliates by each Business Employee or former employee of the Business who does not become a Transferred Employee;

               (viii) the Income Tax records (including Tax Returns and supporting workpapers) covering any period (or portion thereof) or transaction of any Asset Selling Entity occurring on or prior to the Closing Date (provided that Purchaser shall be entitled to copies of any such Tax Returns to the extent provided in Section 6.10);

               (ix) all of the rights and interests of any Asset Selling Entity in and to (i) any Contract that is not related to the Business or the Purchased Assets, or (ii) any Contract that relates primarily to any Excluded Asset or Retained Liability, including all rights and interests of any Asset Selling Entity under the Contracts listed on Schedule 2.3(a)(ix) (the "Excluded Contracts") but, for the avoidance of doubt, not including any purchase order issued under any Excluded Contract if such purchase order relates primarily to the Business;

               (x) any assets and associated claims arising out of the Retained Liabilities;

               (xi) all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) to the extent not related primarily to the Business;

               (xii) all of the rights and interests of the Asset Selling Entities in and to all correspondence and documents between Purchaser or any of its Affiliates, on the one hand, and the Asset Selling Entities or any of their Affiliates, on the other hand, including the confidentiality agreements entered into by Purchaser or any of its Affiliates, in connection with the sale of the Business;

               (xiii) all of the rights and interests of the Asset Selling Entities in all information, files, records, data, plans, Contracts and recorded knowledge Used in connection with the Business, to the extent that any of the foregoing: (i) relate primarily to the Excluded Assets; (ii) relate to the Excluded Assets and can be easily separated from the Purchased Assets; or (iii) are comprised predominantly of written materials that a Seller Entity is required by Law to retain and with respect to which Sellers shall have provided (or caused to be provided) a copy to Purchaser (collectively, the "Excluded Records");

               (xiv) the personnel records (including all human resources and other records) of an Asset Selling Entity relating to employees of an Asset Selling Entity who do not become Transferred Employees;

               (xv) all Tax refunds in respect of any Pre-Closing Periods; and

               (xvi) all other assets set forth on Schedule 2.3(a)(xvi).

         (b) The Equity Selling Entity may take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer, effective as of the Closing Date, the assets listed on Schedule 2.3(b) (the "Retained Assets") from the Conveyed Companies to any Seller or one or more of its Affiliates for such consideration (or for no consideration) as may be determined by the Equity Selling Entity in its sole discretion; provided that
(i) the Equity Selling Entity shall provide Purchaser with written notice at least ten (10) Business Days prior to taking any such action and (ii) such action does not adversely affect the Business or any of the Conveyed Companies. For avoidance of doubt, any consideration received by any Seller in respect of any such transfer of Retained Assets from the Conveyed Companies prior to the Closing shall not be subject to Section 2.2(s), but shall be for the account of the applicable Seller.

         (c) After the Closing Date, Purchaser shall take all commercially reasonable actions (or shall cause its Affiliates to take all commercially reasonable actions) reasonably requested by Sellers to effect the provisions of this Section 2.3, including the prompt return of any Excluded Assets, any Retained Assets and any other assets not relating primarily to the Business, that are owned by any Asset Selling Entity or Conveyed Company and are transferred inadvertently at Closing; provided that Sellers shall bear any out-of-pocket costs associated therewith.

            Section 2.4. Assumption of Certain Obligations of the Asset Selling Entities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to (or to cause its permitted assignees to) assume and to satisfy and discharge when due all Liabilities of the Asset Selling Entities to the extent relating to the Purchased Assets or the Business, whether arising prior to or after the Closing, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing Liabilities and obligations to be so assumed, satisfied or discharged being herein collectively called the "Assumed Liabilities"), including, without limitation, all of the following Liabilities of the Asset Selling Entities:

         (a) all claims, proceedings, lawsuits, arbitrations, settlements, judgments, awards, orders and similar legal process, to the extent resulting from the conduct of the Business or the ownership of the Equity Interests or the Purchased Assets prior to, at or after the Closing, including any of the foregoing relating to any alleged Intellectual Property infringement;

         (b) all Liabilities, including all lawsuits arising from the design, construction, testing, marketing, service, operation or sale of the products and services of the Business prior to, at or after the Closing, including warranty obligations and irrespective of the legal theory asserted;

         (c) all Liabilities and other obligations under the Real Property Leases, Equipment Leases and the Assumed Contracts (including all purchase orders in respect thereof);

         (d) all accounts payable, accrued expenses of the Business, and all other Liabilities to suppliers for products and services relating to the Business, and all Liabilities to customers under purchase orders for products of the Business which at Closing have not yet been provided;

         (e) all Liabilities arising prior to or after the Closing under any Contracts that are assigned to Purchaser pursuant to Section 2.2 or Section 2.6 at or subsequent to the Closing;

         (f) all Liabilities arising prior to, at or after the Closing under any Environmental Law;

         (g) all Liabilities with respect to the Transferred Employees, other than Liabilities that are retained by Sellers pursuant to Sections 5.4 or 5.5 or Liabilities under any Benefit Plans (except as provided in Sections 5.4 or 5.5);

         (h) all warranty obligations arising from the design, construction, testing, marketing, service, operation or sale of the products and services of the Business prior to, at or after the Closing;

         (i) any and all Liabilities for Taxes that are attributable to the ownership or operation of the Business or the Purchased Assets for any Post-Closing Period and, with respect to any Straddle Period, the portion of such Taxes for such Straddle Period not allocated to the Pre-Closing Portion pursuant to Section 6.1;

         (j) any and all Liabilities for Transfer Taxes;

         (k) subject to Section 5.4(g), all Liabilities under the Retention Agreements; and

         (l) subject to Section 2.5, all other Liabilities arising prior to, at or after the Closing relating to the ownership or operation of the Purchased Assets, the Business or the Conveyed Companies, including all Liabilities included in the Closing Date Working Capital.

            Section 2.5. Retained Liabilities of the Business. Notwithstanding any other provision in this Agreement to the contrary, the Asset Selling Entities shall retain and be responsible for, and Sellers shall cause the Asset Selling Entities to satisfy and discharge when due, the following Liabilities (collectively, the "Retained Liabilities"), except, in each case, to the extent such Liability is paid or discharged by means of a reduction in the Gross Purchase Price pursuant to Section 2.8:

         (a) any and all Liabilities for which any Asset Selling Entity expressly has responsibility pursuant to the terms of this Agreement;

         (b) (i) any and all Liabilities to the extent related to the Excluded Assets or the Retained Assets and (ii) any Liability relating to any Environmental Condition at facilities or sites not included in the Transferred Real Property and any shut-down costs related to such facilities or sites;

         (c) subject to Section 5.17, any and all intercompany Liabilities of the Asset Selling Entities, other than amounts due and owing among Conveyed Companies and Asset Selling Entities and any of their respective Affiliates for goods and services bought, sold or provided in the ordinary course of the Business;

         (d) any and all Liabilities of any Asset Selling Entity to pay any Indebtedness incurred on or prior to the Closing Date;

         (e) any and all Liabilities of any Asset Selling Entity for Taxes, except to the extent specifically assumed by Purchaser in Sections 2.4(i) or 2.4(j);

         (f) except as expressly set forth in Section 5.4 or Section 5.5, any and all Liabilities of the Asset Selling Entities in connection with any Benefit Plan, including, without limitation, Liabilities of the Asset Selling Entities under ERISA;

         (g) any and all Liabilities with respect to (i) any equity-related arrangement between any Seller (or any Affiliate of any Seller) and any Business Employee, (ii) retiree medical liabilities with respect to retired and former Business Employees and actively employed Business Employees eligible for retiree medical benefits as of the Closing, and/or (iii) all severance and/or Retention Agreement benefits with respect to Business Employees terminated by any Seller prior to the Closing (but, for the avoidance of doubt, not including any technical termination of any such Business Employees that occurs solely as a consequence of the transactions contemplated hereby);

         (h) any and all Liabilities of the Asset Selling Entities to any stockholder, partner, member or other equity holder of any of such entities or their respective Affiliates;

         (i) any and all Liabilities of Sellers, Sellers' ultimate parent entity or any of their respective Affiliates relating to or arising out of state and federal securities laws, rules, and regulations, fiduciary duties, the Sarbanes-Oxley Act of 2002, as amended, the listing requirements of the New York Stock Exchange or any other securities exchange on which the shares or debt securities of Sellers' ultimate parent entity or any subsidiary thereof are or have been listed, or in connection with any investigation by the National Association of Securities Dealers, Inc.;

         (j) any and all Liabilities arising from any violation of customs and export control Laws by Sellers in respect of the Business prior to the Closing; and

         (k) any and all Liabilities arising out of the matters described on
Schedule 2.5(k).

            Section 2.6. Consents. (a) Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Permit, Assumed Contract, Contract or right which is not assignable or transferable without the consent of any Person other than the Asset Selling Entities, the Conveyed Companies or any Subsidiary of Sellers or Purchaser, to the extent that such consent shall not have been given prior to the Closing; provided, that each of Sellers and Purchaser, shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment or transfer thereof, it being understood that, except as provided in the immediately succeeding sentence, neither Sellers nor any of their respective Affiliates or Subsidiaries shall be required to commence any litigation or expend money or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents. Notwithstanding the foregoing, to the extent that the expenditure of funds is reasonably necessary in order to obtain any such consents, (x) the first One Hundred Thousand Dollars ($100,000) of such expenditures shall be borne by Sellers, (y) the next One Hundred Thousand Dollars ($100,000) of such expenditures shall be borne by Purchaser and (z) no Party shall have any obligation to expend any funds after the first Two Hundred Thousand Dollars ($200,000) of expenditures as provided in clauses (x) and (y). Upon obtaining the requisite third party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Permits, Assumed Contracts, Contracts or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall promptly be transferred and assigned to Purchaser hereunder.

         (b) With respect to any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, Contract, Permit or right that is not included in the Purchased Assets or assigned to Purchaser at the Closing by reason of the provisions of Section 2.6(a), after the Closing and until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser, the Parties shall cooperate with each other, upon written request of Purchaser, in endeavoring to obtain for Purchaser, at no cost to Sellers or any of their Affiliates, an arrangement with respect thereto to provide for Purchaser substantially comparable benefits therein, and Purchaser agrees to indemnify Sellers and their respective Affiliates in respect of all Liabilities in respect of any such arrangement and underlying lease, license, contract, agreement or right.

         (c) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Real Property Leases, Equipment Leases, Intellectual Property Licenses, Assumed Contracts, Contracts, Permits or rights and that such consents have not been and may not be obtained. Purchaser agrees that neither Sellers nor any of their Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under, or acceleration or termination of, any Real Property Lease, Equipment Lease, Intellectual Property License or Assumed Contract, Contract, Permit or right, as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed breached, and no condition to Purchaser's obligations to close the transactions contemplated by this Agreement (except for Section 7.7) shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination; or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

            Section 2.7. Purchase Price.

         (a) In consideration of the sale and transfer of the Equity Interests and the Purchased Assets and the assumption of the Assumed Liabilities, Purchaser agrees to purchase the Equity Interests from the Equity Selling Entity and the Purchased Assets from the Asset Selling Entities for an aggregate purchase price of Two Hundred Twenty-Five Million Six Hundred Thousand Dollars ($225,600,000) (the "Gross Purchase Price"), subject to adjustment pursuant to
Section 2.8 (as so adjusted, the "Aggregate Purchase Price"). The Gross Purchase Price shall be allocated as described in Section 2.9.

         (b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers (or their designees) the Gross Purchase Price, by wire transfer of immediately available funds to the account or accounts notified by Sellers in writing to Purchaser at least two (2) Business Days prior to Closing.

            Section 2.8. Purchase Price Adjustment.

         (a) Promptly after the Closing Date, and in any event not later than ten (10) days following the Closing Date, Sellers shall prepare and deliver to Purchaser (i) a statement of the Working Capital at the Closing Date prepared in accordance with the Business Accounting Principles (the "Working Capital Statement"), and (ii) a calculation of the amount of Cash and Cash Equivalents of the Conveyed Companies and of the Asset Selling Entities to the extent actually transferred to Purchaser at the Closing Date (the "Cash Statement"), Purchaser shall give representatives of Sellers access, during normal business hours, to the premises, books and records and appropriate personnel of the Business and the Conveyed Companies for purposes of the preparation of the Working Capital Statement.

         (b) Purchaser and Purchaser's accountants and financial and other advisors may make reasonable inquiries of Sellers and/or their accountants regarding questions concerning or disagreements with the Working Capital Statement and the Cash Statement arising in the course of such review. Purchaser and Purchaser's accountants shall complete their review of the Working Capital Statement and the Cash Statement within fifteen (15) days after the delivery thereof to Purchaser. Promptly following completion of their review (but in no event later than two (2) Business Days following the conclusion of such fifteen
(15) day period), Purchaser shall submit to Sellers a letter regarding its concurrence or disagreement with the accuracy of the Working Capital Statement and/or the Cash Statement; provided that if Purchaser submits a letter of disagreement, such letter will specify the items of the Working Capital Statement and/or the Cash Statement with which it disagrees. Unless Purchaser delivers a letter disagreeing with the accuracy of the Working Capital Statement and/or the Cash Statement, including a description of the specific items of the Working Capital Statement with which it disagrees, within two (2) Business Days following the conclusion of such fifteen (15) day period, the Working Capital Statement and the Cash Statement shall be final and binding upon the Parties. Following delivery of such a letter so disagreeing, Sellers and Purchaser shall attempt in good faith to resolve promptly any disagreement as to the computation of any item in the Working Capital Statement and/or the Cash Statement, and any items as to which there is no disagreement shall be deemed agreed. If a resolution of such disagreement has not been effected within ten (10) days (or longer, as mutually agreed by the Parties) after delivery of such letter, then Sellers and Purchaser shall submit any disagreement regarding the Working Capital Statement and/or the Cash Statement (a "Disputed Item") to the Los Angeles, California office of Ernst & Young (the "Accountant") for determination. The determination of the Accountant with respect to any Disputed Item shall be completed within ten (10) days after the appointment of the Accountant and shall be determined in accordance with this Agreement, and shall be final and binding upon the Parties. With respect to each Disputed Item, the Accountant shall adopt a position that is either equal to Purchaser's proposed position, equal to Sellers' proposed position, or between the positions proposed by Sellers and Purchaser. Working Capital as finally determined in accordance herewith shall be referred to as "Closing Date Working Capital" and Cash and Cash Equivalents of the Conveyed Companies and of the Asset Selling Entities to the extent actually transferred to Purchaser at the Closing Date, as finally determined in accordance herewith, shall be referred to as "Closing Date Cash and Cash Equivalents." The fees, costs and expenses of the Accountant shall be borne and paid by the Party that the Accountant determines to be least correct (in net dollar terms) in the aggregate in its determination of the Disputed Items.

         (c) If the Closing Date Working Capital is less than Sixty Million Dollars ($60,000,000), then Sellers shall be obligated to pay to Purchaser, or its designee, the amount of any such deficiency within five (5) Business Days after the determination of the Closing Date

Working Capital. If the Closing Date Working Capital exceeds Seventy Million Dollars ($70,000,000), then Purchaser shall be obligated to pay, or cause to be paid, to Sellers the amount of any such excess within five (5) Business Days after the determination of the Closing Date Working Capital. Purchaser shall also be obligated to pay to Sellers the amount of the Closing Date Cash and Cash Equivalents within five (5) Business Days after the determination of the Closing Date Cash and Cash Equivalents. Any such payments shall be made by wire transfer of immediately available funds to the account designated in writing by Purchaser or Sellers, as the case may be. Any payment made pursuant to this Section 2.8(c) shall be made with interest (such interest to be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) on such amount from the Closing Date to the date of such payment at a rate equal to eight percent (8%) per annum.

            Section 2.9. Purchase Price Allocation.

         (a) Sellers and Purchaser (i) have agreed to the allocation of the Gross Purchase Price as set forth on Schedule 2.9(a)(i) (the "Section 2.9(a)(i) Allocation"), (ii) shall agree prior to the Closing to an allocation of the Assumed Liabilities to be set forth on Schedule 2.9(a)(ii) (the "Section 2.9(a)(ii) Allocation"), and (iii) shall agree within forty-five (45) days after Closing as set forth below on a further allocation among the Purchased Assets sold by each Asset Selling Entity (that incorporates, reflects and is consistent with the Section 2.9(a)(i) Allocation and the Section 2.9(a)(ii) Allocation) to be set forth on Schedule 2.9(a)(iii) (the "Section 2.9(a)(iii) Allocation"). Each of Sellers, on the one hand, and Purchaser, on the other, shall (a) be bound by the Section 2.9(a)(i) Allocation, the Section 2.9(a)(ii) Allocation and the Section 2.9(a)(iii) Allocation (collectively the "Allocations") for purposes of determining any Taxes; (b) prepare and file, and cause its Affiliates to prepare and file, their respective Tax Returns on a basis consistent with the Allocations; and (c) take no position, and cause its Affiliates to take no position, inconsistent with the Allocations on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise, in each case except to the extent required pursuant to a "determination" (as defined in Section 1313(a) of the Code). In the event that any of the Allocations is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Parties hereto, and Sellers and Purchaser agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding. Sellers and Purchaser agree that Purchaser shall prepare the Section 2.9(a)(iii) Allocation. Purchaser shall provide Sellers with a copy of Purchaser's proposed
Section 2.9(a)(iii) Allocation within forty (40) calendar days after the Closing. Sellers shall notify Purchaser of any disagreement within five (5) days of Sellers' receipt of Purchaser's proposed Section 2.9(a)(iii) Allocation. The Parties shall endeavor to resolve any such disagreement in good faith. To the extent that there is any post-Closing payment pursuant to the determination of Closing Date Working Capital or Closing Date Cash and Cash Equivalents, the amount of such payment shall be allocated to the Equity Interests or the Purchased Assets, as applicable, to which the item relates on a gross basis (for the avoidance of doubt, such items may be positive or negative without regard to whether the adjustment pursuant to Section 2.8, is positive or negative) and shall be further allocated among the Purchased Assets in the same proportions as the Section 2.9(a)(iii) Allocation to the extent permitted by applicable Law.

         (b) If Sellers and Purchaser fail to agree on the Section 2.9(a)(iii) Allocation, such matter shall be resolved pursuant to the procedures provided in
Section 6.11.

            Section 2.10. Closing.

         (a)The Closing shall take place at the offices of Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166, at 10:00 A.M., New York time on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent specified in Articles VII and VIII (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), provided, that without the agreement of Sellers and Purchaser, the Closing shall not occur later than the date specified in Section 10.1(b). The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed to occur and be effective as of 11:59 P.M. New York time on the Closing Date (the "Effective Time").

         (b) At the Closing, Purchaser shall deliver or cause to be delivered, to Sellers:

               (i) the Gross Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Sellers in accordance with Section 2.7(b);

               (ii) the officer's certificates referenced in Section 8.1 and
   Section 8.2;

               (iii) each of the Transaction Agreements, duly executed by Purchaser; and

               (iv) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be requested by Sellers in order to consummate the transactions contemplated by this Agreement.

         (c) At the Closing, Sellers shall deliver or cause to be delivered, to Purchaser

               (i) all certificates (if any) representing the Equity Interests;

               (ii) the officer's certificates referenced in Section 7.1 and
   Section 7.2;

               (iii) each of the Transaction Agreements, duly executed by Sellers or their Affiliates, as set forth in Section 7.5;

               (iv) the Conveyance Documents;

               (v) the Permits and consents referenced in Section 7.7; and

               (vi) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be requested by Purchaser in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Each Seller hereby jointly and severally represents and warrants to Purchaser as follows:

            Section 3.1. Organization. Each Seller is a company or a limited partnership duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

            Section 3.2. Corporate Authority; Binding Effect.

         (a) Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Affiliate of such Seller which is a party to the Transition Services Agreements has all requisite power and authority to execute and deliver the Transition Services Agreements and to perform its obligations thereunder. The execution and delivery by such Seller of this Agreement and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to this Agreement, and the performance by such Seller of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite action on the part of such Seller.

         (b) This Agreement, when executed and delivered by such Seller, and the Transition Services Agreements when executed and delivered by each Affiliate of such Seller party thereto, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of such Seller and such Affiliates, respectively, enforceable against such Seller and such Affiliates in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            Section 3.3. Conveyed Companies; Capital Structure.

         (a) Each of the Conveyed Companies is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, except in jurisdictions where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, with the corporate, limited liability company or limited partnership power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Companies is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

         (b) Schedule 3.3(b) sets forth the authorized capitalization of each of the Conveyed Companies and the number of shares, and the respective owners of such shares, of each class of capital stock or other equity interests in each Conveyed Company, which are (to the extent applicable) validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 3.3(b), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other written commitments pursuant to which either of the Conveyed Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Conveyed Companies, and no equity securities or other equity interests of either of the Conveyed Companies are reserved for issuance for any purpose. The Equity Selling Entity owns of record the outstanding Equity Interests as indicated on Schedule 3.3(b), free and clear of all Liens.

         (c) The copies of the certificates of incorporation and bylaws (or similar organizational documents) of the Conveyed Companies provided to Purchaser are true, accurate, and complete and, in each case, reflect all amendments made through the date of this Agreement. The stock and minute books of the Conveyed Companies made available to Purchaser for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate (in all material respects) record of all actions of the shareholders (or other equity holders) and boards of directors (or similar body) (and any committees thereof) of the Conveyed Companies taken by written consent or at a meeting since January 1, 2003. To the Knowledge of Sellers, all actions taken by the Conveyed Companies have been duly authorized or ratified. To the Knowledge of Sellers, all accounts, books, ledgers and official and other records of the Conveyed Companies fairly and accurately reflect in all material respects all of the transactions, properties, assets and liabilities of the Conveyed Companies.

            Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement and the Transition Services Agreements by Sellers and their Affiliates, as the case may be, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of any Seller, any of their Affiliates or either of the Conveyed Companies, as applicable; (ii) subject to obtaining the consents, or providing the notices, referred to on Schedule 3.4, conflict with, result in a breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any of Sellers and the Conveyed Companies under, or to a loss of any benefit of the Business to which any of Sellers and the Conveyed Companies are entitled under, any Contract, Real Property Lease or Intellectual Property License; and (iii) assuming the accuracy of Section 4.4, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any of Sellers or the Conveyed Companies is subject; except, with respect to clauses
(ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 3.5. Permits. Except as set forth on Schedule 3.5, the execution, delivery and performance by such Seller of this Agreement and each other document, agreement or instrument to be executed and delivered by such Seller pursuant to this Agreement do not require any Permits, except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 3.6. Financial Information. (a) Attached hereto as Schedule 3.6(a) are (i) the unaudited combined balance sheets of the Business as at September 30, 2005 and September 17, 2004 and the related combined unaudited statements of income for the fiscal years ended September 30, 2005 and September 17, 2004 (the "2004 and 2005 Financial Statements") and (ii) the unaudited combined balance sheet of the Business as at June 30, 2006 (the "June 2006 Balance Sheet") and the related unaudited combined statements of income for the nine (9) months ended June 30, 2006 (the "June 2006 Income Statement" and, together with the June 2006 Balance Sheet, the "June 2006 Financial Statements").

      (b) Except as described therein or on Schedule 3.6(b), the 2004 and 2005 Financial Statements have been prepared in accordance with GAAP consistently followed throughout the periods indicated. The 2004 and 2005 Financial Statements fairly present, in all material respects, the financial position and the results of operations of the Business for the dates or periods indicated therein.

      (c) Except as described therein or on Schedule 3.6(b), the June 2006 Balance Sheet has been prepared in accordance with GAAP consistently followed throughout the periods indicated. The June 2006 Balance Sheet fairly presents, in all material respects, the financial position of the Business as of June 30, 2006.

      (d) Except as described therein or on Schedule 3.6(b), the June 2006 Income Statement has been prepared in accordance with GAAP consistently followed throughout the periods indicated. The June 2006 Income Statement fairly presents, in all material respects, the results of operations of the Business for the dates or periods indicated therein; provided that the representations and warranties contained in this Section 3.6(d) shall be deemed true and correct in all material respects unless the earnings of the Business before interest, Taxes, depreciation and amortization calculated in accordance with the methodology set forth on Schedule 3.6(d) ("EBITDA") which is derived from the Audited Financial Statements for the nine (9) months ended June 30, 2006, are less than Sixteen Million Nine Hundred Thirteen Thousand Dollars ($16,913,000), and, for the avoidance of doubt, in no event shall Sellers have any liability in respect of any breach of such representations based upon any multiple of such lesser amount of EBITDA.

      (e) Upon satisfaction of the condition contained in Section 7.8, (i) the Audited Financial Statements shall have been prepared in accordance with GAAP consistently followed throughout the periods indicated, and shall fairly present, in all material respects, the financial position, the results of operations and cash flows of the Business for the dates or periods indicated therein and (ii) the representations and warranties contained in paragraphs (b) and (c) of this Section 3.6 shall automatically expire and thereupon be null, void and without force and effect for any purpose of this Agreement.

            Section 3.7. Absence of Certain Changes. Since June 30, 2006, except as set forth in Schedule 3.7, Sellers and the Conveyed Companies have conducted the Business and operated the properties and assets related to the Business in the ordinary course of business consistent with past practices and, to the extent related to the Business:

         (a) (i) there have not been any actions that would be prohibited under
Section 5.2(a) if undertaken after the date hereof and (ii) capital expenditures have been made substantially in accordance with the amounts set forth in Section 5.2(a)(v); and

         (b) there has not been any circumstance, change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

            Section 3.8. No Litigation. Except with respect to Environmental Laws (which are the subject of Section 3.10 only), as set forth on Schedule 3.8, or as would constitute a Retained Liability as set forth in Section 2.5, there is (i) no action, Governmental Order, suit, litigation, legal proceeding or arbitration pending or, to the Knowledge of Sellers, threatened, and (ii) to the Knowledge of Sellers, no investigation or inquiry pending, against any Seller or any Conveyed Company by or before any Governmental Authority or arbitrator which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect.

            Section 3.9. Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 3.10 only), and except as to matters otherwise set forth in this Agreement, as set forth on Schedule 3.9, or as would constitute a Retained Liability as set forth in Section 2.5:

         (a) each Asset Selling Entity and each Conveyed Company is in compliance in all material respects with all Laws applicable to the ownership or operation of the Business and, except to the extent that the failure to comply therewith has not had and would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

         (b) each Asset Selling Entity and each Conveyed Company possesses all Permits necessary for the conduct of the Business as it is currently conducted, except where the failure to possess any such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

         (c) no Seller nor any of its respective Affiliates with respect to the Business nor any director, officer, agent, employee or other Representative of any Seller or any of its respective Affiliates with respect to the Business (including either Conveyed Company) has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or
(iii) made any bribe, payoff, influence payment, kickback or other unlawful payment; except, in each such case, for any such uses or payments which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

            Section 3.10. Environmental Matters.

         (a) Except as set forth on Schedule 3.10 or as has not had, and would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Business, the Conveyed Companies and the Purchased Assets are in compliance with all applicable Environmental Laws; (ii) there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending or, to the Knowledge of Sellers, threatened in writing in connection with the operation of the Business, the Conveyed Companies or the Purchased Assets, under or alleging violations of any applicable Environmental Law

("Environmental Claims"); (iii) the Business and the Conveyed Companies have obtained and hold all material Permits required under Environmental Law, and are in compliance with all terms and conditions of such Permits; (iv) to the Knowledge of Sellers, there have been no Releases of, or exposure of any person to, any Hazardous Substances at, to, from, in, on or under any Real Property at levels presenting a significant risk to human health or the environment, and no Hazardous Substances are present in, on, at, under, or migrating to or from any Real Property that would reasonably be expected to form the basis of an Environmental Claim against any Seller, the Business or the Conveyed Companies; and (v) there have been no environmental investigations, studies, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Sellers or the Conveyed Companies (or any Representatives thereof) with respect to any Real Property, relating to the five (5) year period immediately preceding the date hereof, that have not been delivered or made available to Purchaser prior to execution of this Agreement. Prior to the date hereof, Sellers have made available to Purchaser true and complete copies of all reports and other documents referred to in Schedule 3.10.

         (b) Other than as set forth in Section 3.6(a), this Section 3.10 or
Section 3.23, Sellers do not make any representation or warranty with respect to environmental matters.

            Section 3.11. Material Contracts.

         (a) Schedule 3.11 sets forth as of the date hereof a list of the following Contracts (other than any Contract constituting an Excluded Asset) that relate primarily to the Business to which an Asset Selling Entity or a Conveyed Company is a party (collectively with any such Contract entered into after the date hereof, the "Material Contracts"), true and complete copies of which Sellers have made available to Purchaser prior to the date hereof:

               (i) each Equipment Lease which entails annual rental payments in excess of Two Hundred Thousand Dollars ($200,000) per annum or One Million Dollars ($1,000,000) in the aggregate;

               (ii) each Contract (x) with any Business Employee or officer of the Business requiring payments of salary plus annual performance bonus in excess of One Hundred Thousand Dollars ($100,000) per annum, other than any Contract which by its terms is cancelable by the applicable Conveyed Company with notice of not more than thirty (30) days (or such longer period as required by any Law) and without cancellation penalties or severance payments and (y) that is a sales commission plan;

               (iii) each collective bargaining agreement of any Asset Selling Entity (to the extent relating to the Business) or any Conveyed Company;

               (iv) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee in respect of obligations in excess of One Hundred Thousand Dollars ($100,000);

               (v) each customer Contract expected to result in payment to the applicable Asset Selling Entity or Conveyed Company in excess of One Million Dollars ($1,000,000) per annum or Five Million Dollars ($5,000,000) in the aggregate (for the avoidance of doubt, no individual purchase order or other executory Contract shall be required
   to be disclosed pursuant to this Section 3.11(a)(v) unless the   amount
   outstanding in respect of unperformed portion thereof is in excess of   the
   foregoing thresholds);

               (vi) each Contract with vendors of the Business expected to result in payment by the applicable Asset Selling Entity or Conveyed Company, respectively, in excess of One Million Dollars ($1,000,000) per annum or Five Million Dollars ($5,000,000) in the aggregate;

               (vii) each Contract materially restricting the ability of the applicable Asset Selling Entity or Conveyed Company to engage in any business or compete with any Person or which would, automatically and immediately upon the consummation of any acquisition of the Purchased Assets or the Business, similarly restrict any acquirer of the Business or the Purchased Assets (without regard to the identity of such acquirer);

               (viii) each material joint venture Contract and material joint product development Contract;

               (ix) each material Contract pursuant to which Intellectual Property (other than off-the-shelf software) is licensed to the Business (or the Asset Selling Entities with respect to the Business or Conveyed Companies);

               (x) each Retention Agreement; and

               (xi) each Real Property Lease which entails rental payments in excess of Two Hundred Fifty Thousand Dollars ($250,000) per annum.

         (b)Each Material Contract is a valid, binding and enforceable obligation of the Asset Selling Entity, Conveyed Company, Seller or its Affiliates, as applicable, and, to the Knowledge of Sellers, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. No Seller has received any written notice from any other party to any such Material Contract that such third party intends to terminate or not renew any such Material Contract. Except as set forth on Schedule 3.11, there exists no default or event of default by the applicable Asset Selling Entity or Conveyed Company or, to the Knowledge of Sellers, any other party to any such Contract with respect to any material term or provision of any such Contract, in each case which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

            Section 3.12. Intellectual Property. Except as set forth on Schedule 3.12, Schedule 2.2(f) sets forth a true and complete list of all registered trademarks, copyrights and patents (and names of the owner(s) of such registered trademarks, copyrights and patents) Used in the Business. Except as set forth on
Schedule 3.12, the applicable Asset Selling Entity solely owns or has the exclusive right to use, free and clear of all Liens other than Permitted Liens, all of the Transferred Intellectual Property, except where the failure to so own or have such right to use has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.12, there is no pending claim or demand of any Person pertaining to, or any proceeding pending or, to the

Knowledge of Sellers, threatened in writing, which challenges the rights of the applicable Asset Selling Entity in respect of the Transferred Intellectual Property or the use thereof in the Business that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.12, and except for such infringement, misappropriation, misuse or violation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of Sellers, the conduct of the Business does not infringe, misappropriate, misuse or violate any Intellectual Property of any Person and (ii) to the Knowledge of Sellers, no Person is infringing the Transferred Intellectual Property. All of the Transferred Intellectual Property will remain in full force and effect when transferred to Purchaser at the Closing without alteration or impairment (except for any failure to remain in full force and effect that is attributable to the identity, action or omission of Purchaser).

            Section 3.13. Real Property.

         (a) Schedule 2.2(b) and Schedule 3.13(a) set forth a true and complete list as of the date hereof of all of the real property owned by any of the Asset Selling Entities and the Conveyed Companies, respectively, and Used primarily or held for use primarily in connection with the Business (collectively, the "Owned Real Property"). Except as set forth on Schedule 3.13(a), the relevant Asset Selling Entity or Conveyed Company, as listed on Schedule 3.13(a), owns good and valid fee simple or equivalent title to each parcel of Owned Real Property free and clear of any Liens, other than Permitted Liens.

         (b) Schedule 2.2(a) and Schedule 3.13(b) together set forth a true and complete list as of the date hereof of all leasehold interests (including any prepaid rent, security deposits or options to renew or purchase in connection therewith) in real property of the Asset Selling Entities and the Conveyed Companies, respectively, Used primarily or held for use primarily in connection with the Business (the "Leased Real Property," with the leases relating to such Leased Real Property, the "Real Property Leases"; and, together with the Owned Real Property, the "Real Property"). Except as set forth on Schedule 3.13(b), the relevant Asset Selling Entity or Conveyed Company, as listed on Schedule 3.13(b), holds a valid leasehold interest in each Leased Real Property, free and clear of any Liens, other than Permitted Liens.

         (c) True and complete copies of each of the Real Property Leases have previously been delivered by Sellers to Purchaser. The Real Property set forth on Schedule 2.2(a), Schedule 2.2(b), Schedule 3.13(a) and Schedule 3.13(b) constitute all of the real property owned, Used primarily or held for use primarily in the Business, other than any assets disposed of since June 30, 2006 through the date hereof without being in breach of Section 3.7 and any assets disposed of after the date hereof as permitted by the terms of this Agreement. Except as disclosed in Schedule 3.13(c), to the Knowledge of Sellers, all buildings, structures, and improvements located within the Real Property (other than non-operating former manufacturing or distribution facilities) are (i) structurally sound, subject to ordinary wear and tear and (ii) are suitable and sufficient in all material respects for their current uses, ordinary wear and tear excepted; except in either such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (d) Except as set forth on Schedule 3.13(d), there is no pending or, to the Knowledge of Sellers, threatened material action or proceeding by any Governmental Authority for assessment or collection of Taxes, impact fees or special assessments affecting any part of any Real Property, and no condemnation or eminent domain proceeding against any part of any Real Property is pending or, to the Knowledge of Sellers, threatened.

            Section 3.14. Employee Benefits Plans.

         (a) Schedule 3.14(a) sets forth a list of each Benefit Plan and a description of the benefits provided thereunder.

         (b) None of the Benefit Plans are Foreign Plans.

         (c) Each Asset Selling Entity has paid and discharged all of its Liabilities arising under ERISA, the Code and any other applicable Laws or other analogous Laws of foreign jurisdictions of a character which, if unpaid or unperformed, would result in the imposition of a Lien against the properties or assets of the Business.

         (d) The TII Savings Plan has received a favorable determination letter from the IRS (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS and is awaiting receipt of a response) and, to the Knowledge of Sellers, no event has occurred and no condition exists as of the date hereof which could reasonably be expected to result in the revocation of any such determination letter.

         (e) With respect to each Benefit Plan, including but not limited to the TII Savings Plan, Sellers have heretofore made available to Purchaser true and complete copies of each of the following documents: (i) a copy of the plan (or to the extent no such copy exists, an accurate written description thereof) and
(ii) a copy of the most recent summary plan description and summary of material modifications with respect thereto, to the extent these documents exist for such plans. Except as specifically provided in the foregoing documents made available to Purchaser, there are no material amendments to any Benefits Plan, nor has any party with the authority to do so undertaken to make any such material amendments or to adopt or approve any new Benefits Plan.

         (f) Schedule 3.14(f) sets forth a list of each employee benefit, compensation, fringe benefit, or incentive plan or similar arrangement maintained or sponsored by Governmental Authorities in China to which Sellers contribute on behalf of employees of the Conveyed Companies (collectively, the "China Plans"). Sellers are in material compliance with all applicable Laws with respect to the China Plans.

         (g) None of the Conveyed Companies nor any entity which would be treated as a single employer under Section 414(b) or (c) of the Code with any of the Conveyed Companies ("ERISA Affiliates") contributes to a plan that is a "Multiemployer Plan" (as defined in Section 4001(a)(3) of ERISA) on behalf of any Business Employee.

         (h) As of June 30, 2006, there were no more than four (4) Business Employees who were on a leave of more than three (3) months in length (including personal leave of absence, leave provided under any Law, or military leave) and there were no more than three (3) Business Employees who were on leave and have a workers' compensation claim.

            Section 3.15. Taxes.

         (a) Each Asset Selling Entity has timely paid or caused to be paid, or will timely pay or cause to be paid, all material Taxes imposed with respect to the Purchased Assets that have, or will have, become due and payable as of the Closing Date that, if not so paid, could result in a Lien on the Purchased Assets, except for Taxes being contested in good faith and any Transfer Taxes.

         (b) The Conveyed Companies have (i) timely filed, or will timely file, all material Tax Returns required to be filed on or before the Closing Date (including extensions) with respect to the Conveyed Companies and all such Tax Returns are accurate and complete in all material respects, (ii) duly paid in full (or there has been paid on its behalf) all Taxes shown on such Tax Returns that are due and payable; and (iii) made adequate provision for the payment of all current Taxes not yet due.

         (c) None of the Equity Interests or Purchased Assets to be sold by any foreign Person pursuant to this Agreement is a "United States real property interest" as defined in Section 897(c) of the Code.

         (d) (i) Neither of the Conveyed Companies owns any stock, partnership interests or equity interests in any other entity for Tax purposes, except for Iota's ownership of TPS China; (ii) to the Knowledge of Sellers, neither of the Conveyed Companies is classified as a partnership or "flow through" entity for U.S. federal, Chinese or Bermuda Tax purposes, and no Seller nor any of its respective Affiliates has taken a position inconsistent with such treatment for Tax purposes; and (iii) neither of the Conveyed Companies is a U.S. person within the meaning of Section 7701(a)(30) of the Code.

         (e) There are no material Tax Proceedings presently pending with regard to any Tax Returns or Taxes of either of the Conveyed Companies and no written notice has been received from any Taxing Authority of the expected commencement of such a proceeding.

         (f) To the Knowledge of Sellers, neither of the Conveyed Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income in any Post-Closing Period or Straddle Period (other than items of income from ordinary course operations, which, under past practice, accounting methods and elections of the Conveyed Companies, have been accounted for on a deferred basis if Purchaser will be entitled to enjoy the benefit of the same deferral rules on similar amounts of post-Closing items of income from ordinary course operations) as a result of any (A) change in method of accounting for a Pre-Closing Period, (B) installment sale or open transaction or intercompany transaction made on or prior to the Closing Date, or (C) prepaid amount received on or prior to the Closing Date.

         (g) Neither of the Conveyed Companies is or has been a member of a consolidated, combined, unitary or affiliated group or fiscal unity (or similar arrangement) for U.S. federal, Chinese or Bermuda Tax purposes. Neither of the Conveyed Companies is a party to any tax sharing agreement.

         (h) To the Knowledge of Sellers, neither of the Conveyed Companies is engaged in a trade or business or maintains a permanent establishment (within the meaning of any applicable income tax treaty) in the United States or in any jurisdiction other than the jurisdiction in which it is incorporated. Neither of the Conveyed Companies has, or will have had on any day during the taxable year of the Conveyed Company that includes the Closing Date, any "United States shareholder" (as defined in Section 951(b) of the Code).

         (i) Other than as set forth in this Section 3.15 or Section 3.6, Sellers do not make any representation or warranty with respect to Tax matters.

            Section 3.16. Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as related to purchases and sales of goods and services in the ordinary course of business and except as set forth on Schedule 3.16, (i) there are no Liabilities between any Seller or any of their Affiliates (other than the Conveyed Companies), on the one hand, and a Conveyed Company, on the other hand, and (ii) none of Sellers, any Affiliates of Sellers or, to the Knowledge of Sellers, any executive officer or director of any Seller or any such Affiliates, possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person which is a client, supplier, customer, lessor or lessee of the Business or any Conveyed Company. For purposes of this Section 3.16, a "financial interest" shall mean five percent (5%) or more of any class of securities of a company. Schedule 3.16 sets forth the aggregate dollar volume of all products, goods and services sold by the Business to any Seller or any Affiliate of a Seller during the fiscal year ended September 30, 2005 and the nine (9) months ended June 30, 2006.

            Section 3.17. Brokers. Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any of their Affiliates (including the Conveyed Companies). Sellers are solely responsible for such fees and expenses of Banc of America Securities LLC.

            Section 3.18. Employee Relations and Agreements.

         (a) Schedule 3.18(a) contains a true and complete listing, as of April 1, 2006, of each Business Employee whose annual base salary exceeds the equivalent of One Hundred Thousand Dollars ($100,000) ("Key Employees"), his or her current rate of annual base salary or current wages, fiscal 2006 bonus target, job title, employment status, work location and credited service date, fiscal year 2005 bonus, fiscal year 2004 bonus and date of hire; provided each Business Employee has consented to such disclosure of his or her personal information where such consent is required by Law. Absent such consent, the information contained on Schedule 3.18(a) has been edited to ensure compliance with local Law.

         (b) Sellers and the Conveyed Companies have taken prior to the date hereof all actions required by Law to be taken prior to the date hereof with respect to trade unions, work councils, employee representatives and employees in connection with the transactions contemplated by this Agreement, except for any failure which would not reasonably be expected to result in a Material Adverse Effect.

         (c) Except as set forth on Schedule 3.18(c), there is no labor strike, dispute, lock-out or stoppage pending or, to the Knowledge of Sellers, threatened, against or affecting the Business, and the Business has not experienced any such strike, dispute, lock-out or stoppage within the past two
(2) years. To the Knowledge of Sellers, neither the Business nor the Conveyed Companies have materially breached or otherwise failed to comply with the provisions of any collective bargaining agreement or contract with a union or employee representative and there are no written grievances outstanding against the Business or the Conveyed Companies under any such agreement or contract, except where such breach, failure or grievances have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.18(c) or Schedule 3.9, with respect to the Transferred Employees, the Asset Selling Entities and the Conveyed Companies have in the past been and are in compliance in all material respects with applicable requirements of Law respecting employment, employment practices, employee classification, labor relations, safety and health, nondiscrimination, wages, hours and terms and conditions of employment, except where such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.18(c) or Schedule 3.9, the Conveyed Companies and Asset Selling Entities have complied in all material respects with their payment obligations to all Transferred Employees in respect of all wages, salaries, commissions, bonuses, profit sharing, benefits, vacation pay and other compensation due and payable to such employees under any policy, practice, agreement, plan, program or applicable requirements of Law, except where such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (d) Except as set forth on Schedule 3.18(d), neither of the Conveyed Companies is a party to any collective bargaining agreement, trade union agreement, or other Contract with any labor union or employee representative representing any Transferred Employees.

         (e) Except as set forth on Schedule 3.18(e), no union, employee association, works council or similar organization represents any Transferred Employees and, to the Knowledge of Sellers, no such organization is attempting to organize such employees.

         (f) Except as set forth on Schedule 3.18(f), no Business Employee is as of the date hereof receiving any long term disability benefits.

         (g) Schedule 1.1(b) sets forth a true and complete list of each Business Employee as of the date hereof, but does not list the names of individuals who reside outside the United States, and instead provides in its place the individual's work location and job title.

         (h) Schedule 1.1(d) sets forth a true and complete list of all retention agreements related to Business Employees

            Section 3.19. Title to Assets. Except as set forth on Schedule 3.19, the Asset Selling Entities (i) own or have other legal rights to all of the Purchased Assets and (ii) have good title to the Purchased Assets owned by them, in each case free and clear of all Liens, other than Permitted Liens.

            Section 3.20. Entire Business; Sufficiency of Assets. The sale of the Purchased Assets by the Asset Selling Entities, together with the sale of the Equity Interests by the Equity Selling Entity, to Purchaser pursuant to this Agreement will, when taken together with the services provided under the Transition Services Agreements, convey to Purchaser all of the assets and properties necessary for the conduct of the Business in all material respects as currently conducted by Sellers, except for the Excluded Assets set forth on
Schedule 3.20.

            Section 3.21. Product Liability. Except as set forth on Schedule 3.8 or Schedule 3.21, no Seller or Conveyed Company has received any written notice relating to, nor, to the Knowledge of Sellers, are there any facts or circumstances which are reasonably expected to give rise to, any claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of Sellers or the Conveyed Companies resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, other than notices or claims that have been settled or resolved by Sellers or the Conveyed Companies prior to the date of this Agreement or will be settled or resolved prior to the Closing or those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            Section 3.22. Insurance. Schedule 3.22 lists all material insurance policies in effect as of the date hereof (including all historic occurrence-based policies written in the last five (5) years) which cover the Business, the Conveyed Companies or the Purchased Assets, together with a statement of policy number and coverage limits, other than any insurance policies relating to directors and officers insurance and crime and employment practices. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums due thereunder have been paid. In the last two
(2) years, no Seller (with respect to the Business) or Conveyed Company has received written notice of cancellation or termination other than in connection with normal renewals, of any such insurance policies, and, except as set forth on Schedule 3.22, no claim is pending as of the date of this Agreement under any insurance policy involving an amount in excess of Two Hundred Fifty Thousand ($250,000).

            Section 3.23. No Undisclosed Liabilities. None of the Business, Conveyed Companies or Purchased Assets have any Liabilities (whether known or unknown, absolute or contingent, accrued or unaccrued, or otherwise), except for
(a) Liabilities disclosed and/or reserved against in the June 2006 Balance Sheet, (b) Liabilities incurred prior to June 30, 2006 in the ordinary course of business generally consistent with existing practices and not required by GAAP to be disclosed or reserved against in the June 2006 Balance Sheet, (c) Liabilities disclosed on Schedules 3.8, 3.9, 3.21, and 3.23, (d) Liabilities incurred in the ordinary course of business generally consistent with existing practices since June 30, 2006, (e) performance obligations under any Contract listed on any of Sellers' Schedules to this Agreement or under any other Contract which is not required to be disclosed or listed on any of Sellers' Schedules to this Agreement pursuant to the terms of this Article III, (f) the Retained Liabilities or (g) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material; provided that upon satisfaction of the condition contained in Section 7.8, each reference in this Section 3.23 to "the June 2006 Balance Sheet" shall be deemed to be a reference to the balance sheet of the Business for the nine (9) month period ended June 30, 2006 contained within the Audited Financial Statements; provided, further, that such deemed substitution of the reference to the June 2006 Balance Sheet shall not result in a qualification or exception to the representations and warranties contained in this Section 3.23 if any difference(s) between the June 2006 Balance Sheet and the balance sheet of the Business for the nine (9) month period ended June 30, 2006 contained in the Audited Financial Statements would result in a breach of any other representation and warranty contained in this
Article III and Sellers do not update the Schedules to this Agreement to reflect such difference(s).

            Section 3.24. Third-Party Approvals. Except as provided for on
Schedule 3.4 and Schedule 3.5 and except for such approvals the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the execution, delivery and performance by Sellers of this Agreement, the Transition Services Agreements and each other document, agreement or instrument to be executed and delivered by Sellers pursuant to this Agreement, and the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings by any Seller with, any third Persons which have not been obtained or effected by Sellers.

            Section 3.25. No Indebtedness. Except as set forth on Schedule 3.25, immediately prior to and as of the Closing, none of the Conveyed Companies shall have any outstanding Indebtedness or be responsible for or a guarantor of any Indebtedness of any other Person.

            Section 3.26. Exclusivity of Representations.

         (a) THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS ARTICLE III AND IN ANY CLOSING CERTIFICATE ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO THE CONVEYED COMPANIES, THE ASSET SELLING ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES, THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES. SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE CONVEYED COMPANIES, THE ASSET SELLING ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES, AND THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLERS NOR ANY OF THEIR AFFILIATES ARE, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE CONVEYED COMPANIES, THE ASSET SELLING ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES .

         (b) SELLERS UNDERSTAND AND ACKNOWLEDGE THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE THOSE SET FORTH IN
ARTICLE IV AND THAT PURCHASER DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Sellers as follows:

            Section 4.1. Organization and Qualification. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

            Section 4.2. Corporate Authority.

         (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, when executed and delivered by Purchaser pursuant to this Agreement, the Transition Services Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement, the Transition Services Agreements, and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action on the part of Purchaser.

         (b) This Agreement and the Transition Services Agreements when executed and delivered by Purchaser pursuant to this Agreement, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            Section 4.3. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transition Services Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or to a loss of any benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound; and (iii) assuming the accuracy of Section 3.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, restrictions, terminations, cancellations or accelerations that, individually or in the aggregate, would not result, and would not reasonably be expected to result, in a prohibition against, or a material delay in completing, all or any part of the transactions contemplated by this Agreement.

            Section 4.4. Permits. Except as set forth on Schedule 4.4, the execution, delivery and performance by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement do not require any Permits, except where the failure to obtain such Permits would not reasonably be expected to result in a prohibition against, or material delay in completing, all or any part of the transactions contemplated by this Agreement.

            Section 4.5. Third-Party Approvals. Except as set forth on Schedule
4.4 and Schedule 4.5, the execution, delivery and performance by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the transactions contemplated hereby and thereby, do not require any consents, waivers, authorizations or approvals of, or filings by Purchaser with, any third Persons which have not been obtained or effected by Purchaser.

            Section 4.6. Securities Act. Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Equity Interests are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment.

            Section 4.7. Investigation; Condition of the Business. Purchaser has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, the Conveyed Companies and the Purchased Assets, and acknowledges for itself and on behalf of its Affiliates that, to its knowledge, Purchaser and its Affiliates have been provided access to the personnel, properties, premises and records of the Business, the Conveyed Companies and the Purchased Assets and relevant personnel and records of Sellers for such purpose. Purchaser further acknowledges that no Seller makes any express or implied representation or warranty with respect to the Equity Interests, the Business, the Conveyed Companies, the Purchased Assets or otherwise with respect to merchantability or fitness for a particular purpose, except as specifically set forth in Article III or in any certificate delivered at Closing. All implied warranties of liability, merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code or similar foreign Laws are hereby disclaimed by Purchaser.

            Section 4.8. No Litigation. There is no action, Governmental Order, suit, litigation, legal proceeding or arbitration pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator which, individually or in the aggregate, would result, or would be reasonably likely to result, in a prohibition against, or a material delay in completing, all or any part of the transactions contemplated by this Agreement.

            Section 4.9. Brokers. Except for UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for such fees and expenses of UBS Securities LLC.

            Section 4.10. Solvency. Purchaser is not entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. As of the date hereof, assuming that the representations and warranties of Sellers herein are true and correct as of the date hereof and will be true and correct as of the Closing Date, immediately after giving effect to the transactions contemplated hereby Purchaser will be Solvent.

                                    ARTICLE V
                                    COVENANTS

            Section 5.1. Information and Documents.

         (a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Governmental Order, upon reasonable advance notice to Sellers, Sellers shall permit Purchaser and its Representatives to have reasonable access, during regular normal business hours, to the Business Employees, and to the assets, books and records of each Seller and the Conveyed Companies relating to the Business, and shall make available to Purchaser such financial and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, that no such access shall unreasonably interfere with Sellers' or the Conveyed Companies' operation of their respective businesses, including the Business; and provided, further, that Sellers shall not be required to take any action which could constitute a waiver of attorney-client privilege.

         (b) All information received by Purchaser and given by or on behalf of Sellers and the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as "Evaluation Material", as defined in, and pursuant to the terms of, the Confidentiality Agreement; provided, that Purchaser may, on a confidential basis, share such Evaluation Material with potential debt or other financing sources (any such recipients to be treated as "Representatives" as defined in the Confidentiality Agreement) who acknowledge and agree to be bound by the terms of the Confidentiality Agreement and to treat the Evaluation Material in accordance with the terms thereof; and provided, further, that Purchaser shall be liable for any breach by its Representatives of the terms of the Confidentiality Agreement. From and after the Closing, none of Sellers nor their Affiliates (other than the Conveyed Companies) nor any of their respective Representatives shall, except as required by Law or as necessary to enforce its rights under this Agreement, (i) disclose to any Person any non-public information related to the Business, the Purchased Assets, the Assumed Liabilities or the Conveyed Companies (including, without limitation, any information which would be considered "Evaluation Material" pursuant to the Confidentiality Agreement) or (ii) waive any provision of any confidentiality agreement to which it is a party to the extent it relates to the Business, including any such agreements entered into as part of the sale process leading to this Agreement.

         (c) If, at any time prior to the Closing, any Party becomes aware of any fact or circumstance relating to any Purchased Asset or either Conveyed Company that would make the representations and warranties of Sellers contained in this Agreement untrue or misleading, such Party agrees to promptly notify the other Parties of such fact or circumstance.

         (d) It is expressly understood and agreed that, without the prior written consent of a Seller, which consent may be granted or withheld in each Seller's sole and absolute discretion, nothing in this Agreement shall be construed to grant Purchaser the right to perform any Phase I, Phase II or other environmental testing on any of the Real Property prior to the Closing.

            Section 5.2. Conduct of Business.

         (a) From and after the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Closing Date, except (A) as set forth on Schedule 5.2(a) or as otherwise contemplated, permitted, required or not otherwise restricted by this Agreement, or (B) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned and (C) as may be necessary or advisable, in the sole discretion of Sellers, to remove any Excluded Assets from any Asset Selling Entity and/or any Retained Assets from either Conveyed Company (provided, that Sellers shall notify Purchaser prior to removing any Retained Assets from either Conveyed Company if such removal would cause material damage to the Real Property occupied by such Conveyed Company), Sellers will provide written notice of such, Sellers covenant and agree that they shall cause the Conveyed Companies and the Asset Selling Entities, in each case with respect to the Business, (I) to operate the Business in the ordinary course generally consistent with existing practices, (II) to maintain the existing assets of the Business in the ordinary course generally consistent with existing practices, (III) to use commercially reasonable efforts, generally consistent with existing practices, to keep available the services of employees and preserve relationships with all key customers, suppliers, licensors, licensees, distributors and creditors of the Business and (IV) to:

               (i) not sell, lease, license, abandon or otherwise dispose of any material assets Used primarily or held for use primarily in the Business, except (1) Inventory in the ordinary course of business of the Business, (2) to another Conveyed Company or Asset Selling Entity, or (3) pursuant to the transactions contemplated hereby;

               (ii) except as otherwise set forth on Schedule 5.2(a)(ii), (A) not accelerate any vesting of compensation or benefits or pay any compensation or benefits not otherwise due to Business Employees or enter into, adopt or amend any employment agreement, other than as required by applicable Law or pursuant to the terms of any Contract as in effect on the date hereof, and (B) not materially increase or materially enhance the compensation or benefits of the Business Employees other than in the ordinary course of business generally consistent with past practice (e.g., for new hires or in connection with promotions), as required by applicable Law or pursuant to the terms of any Contract listed on Schedule 3.11 as in effect on the date hereof;

               (iii) not change, amend or restate the charter, certificate of formation or incorporation, limited partnership agreement, operating agreement or bylaws (or other comparable organizational or governing documents) of either Conveyed Company;

               (iv) not authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (1) any capital stock of, or other equity or voting interest in, either Conveyed Company or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any capital stock of, or other equity or voting interest in, either Conveyed Company, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, either Conveyed Company;

               (v)(A) make capital expenditures in an aggregate amount of at least Two Million Six Hundred Thousand Dollars ($2,600,000) during the period from June 30, 2006 until the Closing Date (which, for the avoidance of doubt, shall include capital expenditures to replace the temporary bridge at the Real Property located in Stafford, Connecticut with a permanent bridge), and
   (B) not otherwise make any capital expenditures (or commitments for any capital expenditures) outside the ordinary course of business generally consistent with existing practices;

               (vi) not merge with, enter into a consolidation with or acquire any interest in any Person or acquire substantially all of the assets or business of any Person;

               (vii) except in the ordinary course of business, not permit or allow any Purchased Asset or any asset of either Conveyed Company to be subjected to any Lien, other than Permitted Liens or Liens that will be released at or prior to the Closing;

               (viii) except in the ordinary course of business, not enter into, modify, extend or terminate any Material Contract or enter into a Contract that would be a Material Contract if in existence on the date hereof;

               (ix) other than in the ordinary course of business, not enter into any transaction, Contract or commitment that would constitute an Assumed Liability;

               (x) except as set forth on Schedule 5.2(a)(x), not settle any material claim or waive any material right (it being understood and agreed that any claim seeking injunctive, equitable or other non-monetary remedies that materially affect the ongoing operation of the Business shall be deemed material for purposes of this Section 5.2(a)(x));

               (xi) not enter into or amend any collective bargaining agreement (except in connection with the expiration of any existing collective bargaining agreement, in which case Sellers shall consult with Purchaser) or agreement with employee representatives and not establish or amend any analogous workforce commitments under applicable Law;

               (xii) not incur any Indebtedness (other than in respect of letters of credit issued in the ordinary course of business) nor guarantee the Liabilities or obligations of any other Person;

               (xiii) not enter into any transaction with any other Affiliate of any Seller or Sellers' ultimate parent company, other than for the sale or purchase of goods or services in the ordinary course of business generally consistent with existing practices;

               (xiv) not manage payables, receivables (including intercompany payables or receivables) or working capital in any manner other than in the ordinary course of business generally consistent with existing practices in all material respects;

               (xv) not change accounting policies or manner of keeping books and records, except as required by Law or GAAP; and

               (xvi) not execute, amend or renew any Contract or letter of intent (whether or not binding) or other legally binding commitment, whether or not in writing, to do any of the foregoing.

         (b) Notwithstanding anything contained in this Agreement to the contrary, Sellers and the Conveyed Companies shall be permitted to maintain through the Closing Date the cash management system of the Business and procedures as currently conducted by Sellers and the Conveyed Companies. The Asset Selling Entities and the Conveyed Companies shall be permitted to borrow funds from Sellers or their Affiliates as is necessary to operate the Business in the ordinary course and repay such borrowings in the ordinary course. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business, the Purchased Assets or the Conveyed Companies prior to the Closing Date.

         (c) During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and
(ii) the Closing Date, none of the Parties shall take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding (or that would reasonably be expected to prevent, materially delay or materially impede) the consummation of the transactions contemplated by this Agreement, permit or cause any of its Subsidiaries or Affiliates to do any of the foregoing or agree or commit to any of the foregoing, or agree in writing or otherwise to take any of the foregoing actions.

            Section 5.3. Commercially Reasonable Efforts; Certain Governmental Matters.

         (a) Upon the terms and subject to the conditions herein provided, each of the Parties agrees to cooperate and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including the satisfaction of the respective conditions set forth in Articles VII and VIII. Each of the Parties will use its commercially reasonable efforts to obtain or transfer any and all Permits and any and all licenses, consents and approvals of all third parties, and make all necessary filings under the Connecticut Transfer of Establishments Act, Conn. Gen. State 22a-134 et seq. (the "Transfer Act") and Section 22a-6o of the Connecticut General Statutes (the "Permit Transfer Statute"), as are necessary to the consummation of the transactions contemplated by this Agreement. Without limitation of the foregoing, Purchaser and its Affiliates agree to post any security deposit or parent guarantee reasonably requested by the lessor(s) of any Leased Real Property in connection with the assignment of the lease thereof to Purchaser and the release of Sellers and their Affiliates from any liability or obligation thereunder following the Closing. All fees and expenses incurred by the Parties in connection with obtaining such Permits and such licenses, consents and approvals shall be borne by the Party incurring such costs and treated in accordance with Section 11.8. In furtherance of the foregoing, each of the Parties shall take all actions necessary to obtain such Permits and such licenses, consents and approvals including (i) entering into negotiations with any Governmental Authority, (ii) promptly complying with (or properly seeking to reduce the scope of) all formal or informal requests for additional information or documentary material received by such Party or any of its Affiliates from any Governmental Authority, (iii) promptly making proposals to any Governmental Authority, and (iv) keeping the other Parties informed of any material communication with any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, the Parties shall not be obligated to take any actions listed in clauses (i)-(iv) of this Section 5.3(a) which would reasonably be expected to materially and adversely impact the Business.

         (b) Without limiting the generality of the foregoing, Purchaser agrees to assume any and all obligations of Sellers under the Transfer Act for the current ongoing environmental activities at the Stafford and Staffordville, CT facilities and in this regard agrees to submit all appropriate documentation to the appropriate Governmental Authority to assume such obligations. Purchaser also agrees that it will assume any and all obligations under the Transfer Act that arise from execution of this Agreement and the transferred facilities located in the State of Connecticut, including the filing of appropriate documentation with appropriate Governmental Authorities and designating itself or any entity controlled by Purchaser that meets the definition of "Party associated with the transfer of an Establishment" as defined in Conn. Gen. Stat.
Section 22a-134(7), as the Certifying Party. Also, with the exception of non-transferable permits and general permits, any environmental permits for facilities located in Connecticut will need to be transferred pursuant to the Permit Transfer Statute. At least thirty (30) days prior to the Closing, Purchaser shall submit a completed Permit Transfer Form and all required documentation to the applicable Governmental Authorities in order to obtain such Governmental Authority's approval to transfer the environmental Permits.

         (c) Without limiting the generality of the foregoing, the Parties shall, as soon as reasonably possible, but no later than five (5) Business Days after the date hereof, make any filings with the Federal Trade Commission and the Department of Justice as may be required pursuant to the HSR Act with respect to the acquisition of the Equity Interests and the Purchased Assets, and the assumption of the Assumed Liabilities, by Purchaser. Purchaser shall pay all filing fees required by the HSR Act; provided, that if this Agreement is terminated pursuant to Section 10.1(a), or 10.1(d), or by Sellers pursuant to
Section 10.1(b) or 10.1(c), then Sellers shall promptly reimburse Purchaser for fifty percent (50%) of all such HSR Act filing fees.

         (d) Each of the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Competition Laws. Each of the Parties will
(i) promptly notify the other Party of any written communication to that Party from any Governmental Authority located in the U.S. and, to the extent practicable, outside of the U.S. and, subject to applicable Law, if practicable, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Party's reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend, and
(iii) furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

         (e) In the event any claim, action, suit, investigation or other proceeding is commenced which threatens or questions the validity or legality of this Agreement or the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their respective commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

            Section 5.4. Non-EU Business Employees and Employee Benefits.

         (a) With respect to any Non-EU Business Employee, within a reasonable period of time (but not less than seven (7) days) prior to the Closing Date, Purchaser shall offer employment to each Non-EU Business Employee (or, in the case of Non-EU Business Employees employed by Conveyed Companies, to cause such Conveyed Companies to offer to continue the employment of each of their Non-EU Business Employees), commencing as of the Closing Date, in the same job or position and the same or similar location (for these purposes, "same or similar location" means any location within twenty (20) miles of such employee's current work location) as in effect immediately prior to the Closing Date, and (x) at a rate of pay at least equal to, (y) with severance entitlements substantially comparable to, and (z) with other employee benefits and terms and conditions of employment (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements, but excluding equity-based and incentive compensation plans), substantially comparable, in the aggregate, to the rate of pay, severance entitlements and other employee benefits and terms and conditions of employment, respectively, provided to the Non-EU Business Employee, or to which the Non-EU Business Employee would be entitled upon commencing employment with the applicable Asset Selling Entity, Conveyed Company or applicable Affiliate of Sellers, immediately prior to the Closing Date; provided that, for purposes of this Section 5.4, policies for holidays, paid vacation and sick days shall not be considered employee benefits or terms and conditions of employment for periods commencing after December 31, 2006; and provided, further, that Purchaser shall not be deemed in breach of the foregoing covenant as a result of any failure by Sellers, during the term of the Transition Services Agreement - Employee Benefits and Payroll Services, to provide any services thereunder as to which the applicable vendor consent is not obtained, unless such failure is the result of Purchaser's unreasonable withholding of consent to any alternative means of providing such services, as contemplated by Section 2 of such Transition Services Agreement. For purposes of this Section 5.4, "pay" shall include base salary or wages plus any commission, premium pay, overtime and shift differentials. Purchaser, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Non-EU Business Employees, which shall conform in all respects to the provisions of this Section 5.4. Each Non-EU Business Employee who accepts such offer of employment or continued employment shall become an employee of Purchaser or its Affiliates on the Closing Date and is referred to herein as a "Transferred Employee," and all such employees collectively are referred to herein as the "Transferred Employees." Purchaser acknowledges that by purchasing the capital stock of the Conveyed Companies, Purchaser or its Affiliates shall employ all Non-EU Business Employees of the Conveyed Companies commencing as of the Closing Date, and such Non-EU Business Employees shall be Transferred Employees for purposes of this Agreement. For a period of at least one (1) year following the Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, maintain unchanged and continue to provide each Transferred Employee with the pay, severance and benefits described in this Section 5.4(a).

         (b) With respect to Transferred Employees employed in the U.S., Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, health benefits coverage to all such Transferred Employees.

         (c) Without limiting the generality of the foregoing: (i) Purchaser shall, or shall cause its Affiliates to, have in effect for at least one (1) year following the Closing Date severance and retention plans, practices and policies applicable to all Transferred Employees on the Closing Date that are not less favorable than such practices and policies in effect immediately prior to the Closing Date with respect to such employees, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any severance or retention liabilities or obligations with respect to such employees effective on and after the Closing Date; (ii) Purchaser shall, or shall cause its Affiliates to, ensure that all Transferred Employees who were notified of their target bonuses (under the Management Incentive Plan, Sales Incentive Plan and/or Performance Based Plan of Sellers or their Affiliates) for the fiscal year ending September 30, 2006, and who meet the performance targets, if any, established at the time of such notification, receive annual bonuses at least equal to such targets; and (iii) for periods commencing after December 31, 2006, Purchaser shall, or shall cause its Affiliates to, ensure that all Transferred Employees are provided with equity-based and incentive compensation, paid vacation, sick days and paid time off on terms and conditions at least as favorable as those provided to similarly situated employees of Purchaser and its Affiliates.

         (d) From and after the Closing Date, Purchaser shall, or shall cause its Affiliates to: (i) honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Transferred Employee arising under the terms of any employment, consulting, retention, severance, change-of-control or similar agreement disclosed on any of Sellers' Schedules to this Agreement, and in accordance with the terms thereof in effect on the Closing Date; (ii) assume, honor and be solely responsible for paying, providing and satisfying when due (A) all vacation, personal days, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date but only to the extent such liabilities are properly reflected in the Working Capital Statement, and (B) with respect to periods commencing on and after the Closing Date, all compensation

(including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Laws and under any plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred, or arising as a result of employment or separation from employment with Purchaser or its Affiliates, with respect to Transferred Employees. Sellers shall be solely responsible for paying and providing long-term disability benefits with respect to any Non-EU Business Employee and any former employee of the Business who is receiving long-term disability benefits under any plan or program as of the Closing Date. Purchaser shall indemnify and hold Sellers and their Affiliates harmless from any Losses arising out of or related to obligations of Purchaser under this Section 5.4(d).

         (e) Each Transferred Employee who is a participant in the Tyco International (US) Inc. Retirement Savings and Investment Plan (the "TII Savings Plan") shall cease to be an active participant under such plan effective as of the Closing Date and all account balances shall be vested. Effective as of the Closing Date, Purchaser shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code with terms and conditions substantially comparable to those provided under the TII Savings Plan (the "Purchaser Savings Plan") in which Transferred Employees shall be eligible to participate. As soon as practicable, but no later than sixty (60) days, following the Closing Date, the TII Savings Plan shall transfer to the Purchaser Savings Plan, and Purchaser agrees to cause the Purchaser Savings Plan to accept, upon Sellers providing sufficient information to Purchaser regarding the accounts (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code), the account balance (which account balance shall have been credited with any earnings attributable to the period from the Closing Date to the date of transfer, and reduced by any benefit or withdrawal payments made in respect of such Employees during such period) of each Transferred Employee under the TII Savings Plan as of the date next preceding the date of transfer to the trustee designated under Purchaser's 401(K) Plan and evidence from Sellers that the TII Savings Plan is qualified under Sections 401(a) and 401(k) of the Code. Such transfer shall be subject to Sellers' receipt of evidence satisfactory to them that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code, which evidence may include a current determination letter from the IRS indicating that the Purchaser Savings Plan is qualified under Sections 401(a) and 401(k) of the Code. Following such transfer, Purchaser shall, or shall cause its Affiliates to, assume all Liabilities of Sellers and their Affiliates under the TII Savings Plan to provide benefits to or on behalf of the Transferred Employees to the extent of the account balances so transferred, and neither the TII Savings Plan nor Sellers or their Affiliates shall have any obligation to Purchaser or any of its Affiliates or with respect to any Transferred Employee with respect thereto.

         (f) Following the Closing Date: (i) Purchaser shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans, as defined in Section 3(1) of ERISA, in which such Transferred Employees may be eligible to participate (other than to the extent applicable under Benefit Plans prior to Closing); and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by the Transferred Employees up to (and including) the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans. Purchaser shall be responsible under its employee welfare benefit plans for all amounts payable by reason of claims incurred by Transferred Employees and their eligible dependents and beneficiaries at any time after the Closing Date. Sellers shall remain responsible for any welfare benefit claims incurred by Business Employees prior to the Closing Date under Benefit Plans and any medical insurance benefit claim incurred prior to the Closing Date. For the avoidance of doubt "medical insurance benefit claims" shall not include claims for workers compensation benefits, short-term disability benefits, sick pay benefits, or supplemental pay benefits. A claim shall be deemed incurred when the service is performed for medical claims and when a hospital stay commences for hospitalization.

         (g) Promptly following Closing, Sellers shall reimburse Purchaser (or cause Purchaser to be reimbursed) for its costs incurred to provide Retention Payments in an amount equal to the product of (x) the aggregate Retention Payments, multiplied by (y) a fraction, the numerator of which is the number of days elapsing between June 29, 2005 and the Closing Date (but not to exceed
547), and the denominator of which is 547. In the event that Purchaser pays to any Transferred Employee, within one hundred twenty (120) days after the Closing Date, any retention bonus amount in excess of the foregoing Retention Payments, Sellers shall reimburse Purchaser for such additional retention payments in an aggregate amount not to exceed $500,000.

         (h) Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the "Purchaser Cafeteria Plan") that provides benefits to Transferred Employees substantially comparable, in the aggregate, to those provided by the flexible spending reimbursement accounts under the cafeteria plans in which such Transferred Employees are eligible to participate as of the date hereof (the "Tyco Cafeteria Plan"). As soon as practicable following the Closing Date, Sellers shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Tyco Cafeteria Plan made during the year in which the Closing Date occurs by the Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employees; provided, that, if the aggregate payouts from the flexible spending reimbursement accounts made during the year in which the Closing Date occurs to such Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Purchaser shall cause such excess to be transferred to Sellers as soon as practicable following the Closing Date, subject to Sellers' providing sufficient information to Purchaser regarding the accounts and the account balances of the participants (including a copy of each participant's election, the dollar value of the annual election, the amounts contributed as of the Closing and the amounts paid to the participants as of the Closing). Purchaser shall cause such amounts to be credited to each such Transferred Employees' corresponding accounts under the Purchaser Cafeteria Plan in which such employees participate following the Closing Date. Subject to Sellers' complying with the provisions of this Section 5.4(h), on and after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Tyco Cafeteria Plan that have not been paid in full as of the Closing Date. Purchaser agrees to cause the Purchaser Cafeteria Plan to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employees under the Tyco Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.

         (i) With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall recognize, for all Transferred Employees from and after the Closing Date, credit for all service with the Asset Selling Entities, the Conveyed Companies and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

         (j) Purchaser and Sellers will cooperate to effectuate the provisions of this Section 5.4, including informing and consulting with employee representatives prior to the Closing Date in accordance with, and at such time or times as shall be required under, applicable requirements of Law. Purchaser and Sellers shall cooperate and consult with one another as necessary as to the content of such information and consultation. In addition, Sellers and their Affiliates shall reasonably cooperate with Purchaser in allowing Purchaser access to the Business Employees for interviews on a mutually convenient basis prior to the Closing Date, as reasonably requested by Purchaser to the extent permitted by applicable requirements of Law (including without limitation any employee consents).

         (k) Nothing in this Section 5.4 shall confer upon any Business Employee any rights or remedies under or by reason of this Agreement, and such Business Employees are not intended to be, and shall not be deemed to be, third-party beneficiaries of any such provisions.

         (l) Sellers shall indemnify and hold Purchaser and its Affiliates harmless from any and all joint and several "controlled group liability" under the Code or Title IV of ERISA incurred by Purchaser as a result of the acquisition of the Business as if such "controlled group liability" were covered by the provisions and conditions of Section 9.1(a)(i).

            Section 5.5. EU Business Employees.

         (a) With respect to any EU Business Employees, the Parties agree that the purchase of the Business of any EU Asset Selling Entity pursuant to this Agreement will constitute a "relevant transfer" for the purposes of the Transfer Regulations and, accordingly, Purchaser or any relevant Affiliate of Purchaser shall employ each such EU Business Employee with effect from the Closing Date, as provided in the Transfer Regulations. Notwithstanding the foregoing, with respect to the EU Business Employees, such transfer shall be on terms and conditions of employment that are substantially comparable in the aggregate to the terms and conditions of employment provided to the EU Business Employees immediately prior to the

Closing Date and in any event not less favorable than the terms and conditions of employment provided to similarly situated employees of Purchaser and its Affiliates. For a period of at least one (1) year following the Closing Date, Purchaser covenants and agrees to, or to cause its Affiliates to, maintain unchanged and continue to provide each EU Business Employee with the terms and conditions of employment described in this Section 5.5(a).

         (b) Purchaser shall indemnify and hold harmless Sellers and their Affiliates from any and all Losses incurred after the Closing Date as a result of, arising out of, or in connection with (i) the EU Business Employees before the Closing Date in respect of any breach of the information and consultation provisions of the Transfer Regulations by Purchaser or any Affiliate of Purchaser or any Affiliate of Purchaser; (ii) any claim by an EU Business Employee (whether or not such EU Business Employee resigns and/or objects to becoming employed by Purchaser under the Transfer Regulations) that any EU Asset Selling Entity is in breach of contract of employment and/or in breach of any statutory employment rights because of any change in, or any plans of Purchaser (or any relevant Affiliate of Purchaser) to change, any terms and conditions of employment or working conditions of any EU Business Employee after the Closing Date and (iii) the EU Business Employees on and after the Closing Date.

         (c) If the contract of employment of any EU Business Employee is found (or alleged) not to have effect after the Closing Date as if originally made with Purchaser, Purchaser agrees that (i) in consultation with Sellers, it will within seven (7) days of being informed in writing of such finding or allegation make to the relevant EU Business Employee an offer to employ him or her under a new contract of employment to take effect on the release and termination referred to below, and (ii) any such offer made by Purchaser will be on terms and conditions which taken as a whole do not differ in any material way from the terms and conditions of employment of that EU Business Employee immediately before the Closing Date (save as to the identity of the employer). Upon that offer being made (or at the time the offer should have been made if no offer is made) the relevant EU Asset Selling Entity shall release the relevant EU Business Employee from his or her obligations, and terminate the employment of the relevant EU Business Employee from the Closing Date until such termination and the termination of such employment.

            Section 5.6. Certain Dividends, Etc. Notwithstanding any provision herein to the contrary (including Section 5.2), each Conveyed Company will be permitted, to the fullest extent allowed by Law, to distribute to Sellers or any one (1) or more of its or Sellers' designated Affiliates, at any time prior to the Closing, its Cash and Cash Equivalents.

            Section 5.7. Bulk Transfer Laws. Purchaser acknowledges that Sellers have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws. Purchaser shall not withhold any portion of the Gross Purchase Price based on such non-compliance. Sellers hereby agree to indemnify Purchaser for all Liabilities (including any Tax liabilities) resulting from non-compliance with any such Laws, except to the extent specifically accounted and reserved for in the calculation of Closing Date Working Capital.

            Section 5.8. Sellers' Marks. Within thirty (30) days after the Closing, Purchaser shall cause each division of the Business and each Conveyed Company (each, a

"Purchased Division") to change its name to a name that does not include "Tyco," "Tyco Electronics," "TEPCG," "TPCG," any of Sellers' Marks or any derivatives thereof or anything confusingly similar thereto. Except as otherwise permitted by this Section 5.8, Purchaser, each Affiliate thereof, the Purchased Division(s), and their respective directors, officers, successors, assigns, agents, or representatives shall not register, or attempt to register, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register, in connection with any products or services anywhere in the world in any medium, any Intellectual Property that includes, is identical to or is confusingly similar to, any of the trademarks, service marks, domain names, trade names or other indicia of origin set forth on Schedule 5.8 or any other indicia of origin characterized as an Excluded Asset under this Agreement (collectively, "Sellers' Marks"), nor shall any of them challenge or assist any third party in opposing the rights of Sellers or any Affiliate of Sellers anywhere in the world in any such Intellectual Property. For the avoidance of doubt, in no event shall any of the Transferred Intellectual Property be deemed to constitute Intellectual Property that includes, is identical to, or is confusingly similar to, any of Sellers' Marks. Purchaser acknowledges and agrees that, except during the six (6) month period immediately following the Closing pursuant to the terms of this Section 5.8, no right or grant is provided for herein for Purchaser or any Purchased Division to (i) use the Sellers' Marks alone or in combination with any other mark, name or term or (ii) grant sublicenses to the Sellers' Marks for any purpose whatsoever. Subject to the restrictions set forth herein, Sellers hereby grant to Purchaser effective as of the Closing Date, a personal, nonexclusive, royalty-free license for six (6) months after the Closing Date, (x) to use tools, dies and molds acquired by Purchaser hereunder which carry one (1) or more of the Sellers' Marks to be cast, struck or molded into Inventory and (y) to use the name "TPCG" solely in connection with the domain name "TPCG.net"; provided that Purchaser shall not advertise or otherwise publicize such use. Purchaser shall in any event phase out such use of such tools, dies and molds as soon as is reasonably practicable, and, in particular, shall if practicable remove the cast for such marks from each such tool, die or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished. Notwithstanding the foregoing, Sellers hereby grant to Purchaser effective as of the Closing Date a royalty-free license to use Sellers' Marks and Purchaser will not be required to remove associated branding thereof only with respect to Inventory as of the Closing Date. Such limited license shall terminate six (6) months after the Closing Date regardless of whether or not Inventory branded with Sellers' Marks remain in Inventory of Purchaser or any Purchased Division. All use of Sellers' Marks as permitted hereunder shall inure to the benefit of Sellers. Except as otherwise permitted by this Section 5.8, Purchaser shall ensure that promptly following the Closing Date, any hypertext links to Internet websites operated by Sellers or their Affiliates and any other use of Sellers' Marks are removed from any Internet web sites operated by any Purchased Division or included in the Purchased Assets.

            Section 5.9. Post-Closing Information. For a period of three (3) years following the Closing (or, with respect to Tax matters, until the expiration of the applicable statute of limitations), upon reasonable written request delivered to Sellers or Purchaser, as applicable, such Party shall, and such Party shall cause its applicable Affiliates to, (a) afford to the other Party and its Representatives reasonable access during normal business hours to the properties, books and records and employees of such Party and its applicable Affiliates with respect to the Conveyed Companies, the Purchased Assets, the Equity Interests, and the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Conveyed Companies, the Purchased Assets, the Equity Interests or the Business, or to enable such Party and its Representatives to satisfy their financial reporting and tax planning and preparation obligations and (b) preserve copies of such books and records. From and after the third (3rd) anniversary of the Closing (or, with respect to Tax matters, the expiration of the applicable statute of limitations), neither Party shall be obligated to preserve copies of such books and records, other than such books and records with respect to which the other Party has requested a copy on or prior to such third (3rd) anniversary, in which case such copies shall be provided to the requesting Party at such requesting Party's cost.

            Section 5.10. Replacement of Parent Guarantees and Letters of
Credit.

         (a) Each of Purchaser and Sellers shall cooperate with each other and use their respective commercially reasonable efforts to terminate each of the parent company guarantees and letters of credit listed on and described on
Schedule 5.10(a) hereto (respectively, the "Parent Guarantees" and "LOCs") effective as of the Closing. In furtherance of the foregoing, Purchaser shall use its commercially reasonable efforts to cause the beneficiary of each Parent Guarantee and LOC, effective as of the Closing, to accept a substitute guarantee or such other form of assurance (including a letter of credit or other cash collateral) as may be reasonably requested by the beneficiary of each such Parent Guarantee or LOC.

         (b) To the extent Sellers and Purchaser are unable to terminate or replace a Parent Guarantee or LOC or obtain the beneficiary's consent to the substitution therefor prior to the Closing as contemplated in Section 5.10(a), Sellers agree to use their commercially reasonable efforts (and to cause their Affiliates to use their commercially reasonable efforts) to maintain each such Parent Guarantee or LOC in place until the expiration of the then current term of the underlying Contract or other obligation supported by each such Parent Guarantee or LOC in accordance with its terms (it being understood that after each such expiration, Sellers and/or their Affiliates shall have no obligation to renew any such Parent Guarantee or LOC). Purchaser shall have a continuing obligation after the Closing to use its commercially reasonable efforts to have any such Parent Guarantee or LOC terminated or replaced in a manner consistent with the last sentence of Section 5.10(a).

            Section 5.11. Post-Closing Obligations. (a) Purchaser shall not, without the prior written consent of Sellers, enter into any amendment, modification or waiver of any Real Property Lease that could extend the term thereof beyond its then-current term, with respect to any Real Property Lease as to which the landlord has not granted consent, where required, to the transfer of such lease in connection with the transactions contemplated by this Agreement or any Seller (or one of its Affiliates other than the Conveyed Companies) remains the leasing party, or a guarantor, or is otherwise secondarily liable for the obligations of the lessee, under such lease. Notwithstanding the foregoing, with respect to any Real Property Lease that involves a month-to-month tenancy and with respect to which any Seller (or any of its Affiliates other than the Conveyed Companies) remains the leasing party, or a guarantor or is otherwise secondarily liable, in no event shall Purchaser or its Affiliates extend such Real Property Lease (or otherwise continue or renew such month-to-month tenancy) later than the date that is twelve (12) months after the Closing Date.

         (b) From and after the Closing Date, in the event that Sellers determine that any assets included in the Purchased Assets remain in the physical possession of Sellers or any of their Affiliates (including any personal property or other assets constituting Purchased Assets that are physically located at any of the real property described on Schedule 2.3(a)(xvi)), then, within thirty (30) days after receipt of a written request from Sellers describing in reasonable detail the nature and location of such Purchased Assets, Purchaser shall, at Purchaser's cost and expense, remove or cause the removal of such Purchased Assets from Sellers' possession and any premises of Sellers (during normal business hours and in a manner that does not unreasonably interfere with Sellers' operation of their respective businesses or cause damage to their respective properties).

            Section 5.12. Non-Competition Agreement. During the period beginning on the Closing Date and ending on the second (2nd) anniversary thereof, none of Sellers nor any of their respective Affiliates within the Tyco Electronics business segment shall directly or indirectly engage in any business or activity in any geographic area in which the Business operates or as of the date of this Agreement plans to operate which is in competition with the Business, as conducted on the Closing Date; provided that no Seller nor any of its Affiliates shall be prevented from continuing to operate in the aerospace or defense sectors (but not including the sale of printed circuit boards in such sectors), and provided, further, that no Seller nor any of its Affiliates shall be prevented from:

               (i) acquiring as a passive investment in the ordinary course of business (including investments by any trust of any of its employee benefit plans) any securities required to be registered under the Securities Exchange Act of 1934, as amended, of any Person to the extent that such acquisitions do not result in such Seller or any of its Affiliates owning in the aggregate five percent (5%) or more of any class of such securities;

               (ii) acquiring (through merger, stock purchase or sale of all or substantially all of the assets or otherwise) ownership of or any equity interest in any Person, provided that the annual revenues of such Person from any business that competes with the Business are not more than twenty percent (20%) of such Person's total annual revenues (based on the most recent full fiscal year revenues of such Person; and provided, further, that if such annual revenues are in excess of twenty percent (20%), then such Seller or its Affiliate shall be permitted to acquire such competing business and such Seller shall or shall cause its Affiliate to enter into a definitive agreement to divest the competing business within twelve (12) months of the closing of such acquisition ; or

               (iii) engaging in any business activities that are presently conducted or planned to be conducted by Sellers and/or their Affiliates (other than the Business).

            Section 5.13. No Hire and Non-Solicitation of Employees. No Seller nor any of its Affiliates within the Tyco Electronics business segment, will at any time prior to two (2) years from the Closing Date, directly or indirectly,
(a) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any of the Transferred Employees without Purchaser's prior written consent, unless the employment of such Transferred Employee was terminated by Purchaser prior to such solicitation or (b) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any of the Transferred Employees specified on Schedule 5.13 who is not terminated by Purchaser or any of its Affiliates subsequent to the Closing. From and after the Closing, none of Purchaser, any of its Affiliates or any of their respective representatives will at any time prior to the date that is two (2) years after the Closing Date, directly or indirectly solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee of any Seller or any of its Affiliates without Sellers' prior written consent. For purposes of this Section 5.13, the term "solicit the employment or services" shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise, provided that such searches are not focused or targeted on Persons employed by Purchaser or any of its Affiliates.

            Section 5.14. Cooperation with Respect to Financing. From the date of this Agreement until the Closing, except as may be required, in the sole discretion of Sellers and their respective boards of directors, in order to enable the members of such boards of directors to satisfy their fiduciary obligations, Sellers shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Affiliates and each of their respective Representatives to, provide all cooperation reasonably requested by Purchaser in connection with Purchaser's arrangement of financing for the transactions contemplated by this Agreement; provided, that no breach or alleged breach of this Section 5.14 shall relieve Purchaser of Purchaser's obligation to consummate the transactions contemplated hereby, including the payment of the Gross Purchase Price at the Closing, so long as each of the conditions contained in Article VII are satisfied, or capable of being satisfied, at the Closing.

            Section 5.15. No Shop. From the date hereof until the earlier to occur of (i) termination of this Agreement pursuant to the terms and conditions hereof and (ii) the Closing, no Seller shall (and each Seller shall cause its Representatives, its Affiliates and the Representatives of its Affiliates not
to) (a) solicit, initiate, entertain, consider, encourage or accept the submission of any proposal or offer from any third party relating to the acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of all or substantially all or any significant part of the Business or the Purchased Assets (other than through an offer or proposal to acquire all or a majority of the outstanding common stock of Tyco International, Ltd.), or
(b) participate in any discussions or negotiations (and each of the foregoing shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing.

            Section 5.16. Insurance.

         (a) For a period of five (5) years from and after the Closing, Sellers and their Affiliates shall keep Purchaser reasonably informed, upon the request of Purchaser, of information relating to insured losses, insured damages or other insured Liabilities relating to pre-Closing occurrences of the Business.

         (b) For a period of three (3) years from and after the Closing, Sellers and their Affiliates shall cooperate and use their commercially reasonable efforts to take, or cause to be taken (at Purchaser's expense), all actions and to do, or cause to be done, all things necessary to file and pursue claims with respect to the matters described in Section 2.2(o), in each case as

Purchaser may reasonably request. Each Seller and each of their respective Affiliates agrees that any recoveries from such claims shall be (i) promptly delivered to Purchaser, net of any deductible, upon receipt thereof by a Seller or any of their respective Affiliates or (ii) paid directly to Purchaser by the applicable insurer.

            Section 5.17. Intercompany Accounts. All intercompany (i) accounts between any Seller or any of their respective Affiliates (other than a Conveyed Company), on the one hand, and any Conveyed Company, on the other hand, shall be paid in full in cash or terminated without liability on or prior to the Closing;
(ii) Indebtedness between any Seller or any of their respective Affiliates (other than a Conveyed Company), on the one hand, and any Conveyed Company, on the other hand, shall be paid in full in cash or terminated without liability on or prior to the Closing; and (iii) Contracts between any Seller or any of their respective Affiliates (other than a Conveyed Company), on the one hand, and any Conveyed Company, on the other hand, shall be terminated without liability on or prior to the Closing, other than, in the case of clauses (i) and (iii), for the purchase or sale of goods and services in the ordinary course of business generally consistent with existing practices.

            Section 5.18. Indemnification of Officers and Directors. For a period of three (3) years from and after the Closing, Sellers shall jointly and severally indemnify and hold harmless Purchaser, its Affiliates and the Conveyed Companies from and against any and all indemnification or similar obligations arising with respect to periods prior to the Closing under the certificate of incorporation, bylaws or other comparable organizational documents of each of the Conveyed Companies (the "Indemnity Provisions") with respect to claims asserted by third parties (other than Purchaser or any of its Affiliates) against any individuals who were present or former managers, members, directors, officers, employees or agents of the Conveyed Companies at or prior to the Closing and which claims are subject to the Indemnity Provisions.

            Section 5.19. Performance of Obligations under Settlement Agreement; Acknowledgement of Release of Hazardous Substances. (a) Purchaser hereby covenants and agrees to carry out and perform, from and after the Closing, all obligations of TPCG pursuant to the Compliance Agreement between the U.S. Environmental Protection Agency ("USEPA"), TPCG and Tyco International, Ltd., executed and endorsed by the USEPA in August 2004, further described in Schedule
3.10. At and after the Closing, Purchaser shall also carry out and perform any and all obligations of TPCG under the Stipulated Judgment with the State of Connecticut Commissioner of Environmental Protection, dated August 16, 2004, including obligations to perform wastewater compliance audits and a wastewater flow reduction project. During the remaining term of the Stipulated Judgment, Purchaser agrees to provide Sellers with documentation of its compliance with the terms of the Stipulated Judgment, including but not limited to providing copies of all notices, submittals, and correspondence to or with Governmental Authorities. Purchaser agrees that it will provide a notice to the Commissioner of the Connecticut Department of Environmental Protection within fifteen (15) days after Closing confirming its agreement to perform such obligations. Purchaser shall indemnify Sellers for any claims made against Sellers related to any alleged failure to comply with its obligations under this Section 5.19.

      (b) Purchaser acknowledges and agrees that for the purposes of California Health and Safety Code Section 25359.7(a), the disclosures made in this Agreement and specifically

Schedule 3.10, with respect to Real Estate located in the State of California, constitute the statutorily required written notice by Sellers of any Release of Hazardous Substances and Purchaser hereby waives any right to challenge the sufficiency of the required written notice.

            Section 5.20 Current Report on Form 8-K. Purchaser hereby covenants and agrees to deliver to Sellers, no later than 5:00 p.m. Eastern time on the date that is five (5) Business Days after the date hereof, a draft of the Current Report on Form 8-K (excluding the Audited Financial Statements) that Purchaser's parent company proposes to file with the United States Securities and Exchange Commission (the "SEC") at or after the Closing, and Purchaser hereby covenants and agrees to make any and all modifications to such draft Form 8-K that are reasonably requested prior to the Closing Date by Grant Thornton LLP (such draft Current Report on Form 8-K, together with any such modifications thereto reasonably requested by Grant Thornton LLP, the "Draft 8-K"). If the Closing occurs, Sellers shall use their commercially reasonable efforts to have Grant Thornton LLP deliver to Purchaser, at or within five (5) Business Days after the Closing, a report of such independent accountants with respect to the Audited Financial Statements meeting the requirements of Regulation S-X, to be included in the filing of such Current Report on Form 8-K with the SEC as well as a consent executed by Grant Thornton LLP, in the form attached as Exhibit C, to include such report and the Audited Financial Statements in the Draft 8-K. In the event that such independent accountants do not deliver such report and such consent to Purchaser on or prior to the fifth (5th) Business Day after the Closing, and provided that the form of the Current Report on Form 8-K that Purchaser's parent company proposes to file with the SEC is identical to the Draft 8-K (other than the date thereof, the reference to the Closing Date, the inclusion of the Audited Financial Statements and Grant Thornton's consent), Sellers hereby agree to indemnify Purchaser for the reasonable fees and expenses of any nationally recognized independent accountant firm engaged by Purchaser to perform an audit of the financial statements of the Business required to enable Purchaser's parent company to file a Current Report on Form 8-K in connection with the transactions contemplated hereby.

            Section 5.21. Further Assurances. (a) From and after the Closing, the Parties shall cooperate in good faith to take any actions that are required to be taken in order to give effect to the intent and purposes of this Agreement and to carry out fully the transactions contemplated hereby, including by (i) furnishing upon request to each other such further information, (ii) executing and delivering to each other such other assignments, bills of sale, assumptions, documents, certificates and other instruments and taking all rightful oaths and
(iii) doing such other acts and things, all as the other Party may reasonably request for the purpose of carrying out and giving effect to the transactions contemplated by this Agreement.

         (b) If at any time following the Closing, any Seller receives any payment, refund, reimbursement or correspondence from any Person in respect of the Business or the Purchased Assets, or otherwise acquires or possesses any rights, entitlements or assets in respect of the Business (other than the Excluded Assets), such payments, refunds, reimbursements, correspondence, rights, entitlements or assets, as applicable, shall be held by Sellers in trust for the benefit of Purchaser and, promptly following the receipt thereof, Sellers shall deliver the same to Purchaser or shall execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to Purchaser, or otherwise vest Purchaser with title to, such payments, refunds, reimbursement, correspondence, rights, entitlements or assets. If at any time following the Closing, Purchaser receives any payment, refund, reimbursement or correspondence from any Person in respect of any Excluded Assets, or otherwise acquires or posses any rights, entitlements or assets in respect of the Excluded Assets or any business of Sellers or their Affiliates other than the Purchased Assets or the Business, such payments, refunds, reimbursements, correspondence, rights, entitlements or assets, as applicable, shall be held by Purchaser in trust for the benefit of Sellers and, promptly following the receipt thereof, Purchaser shall deliver the same to Sellers and/or shall execute and deliver any instruments of transfer or assignment that are necessary to transfer and assign to Sellers, or otherwise vest Sellers with title to, such payments, refunds, reimbursements, correspondence, rights, entitlements or assets.

                                   ARTICLE VI
                                   TAX MATTERS

            Section 6.1. Allocation of Taxes. The Parties shall, unless prohibited by applicable Law, close the taxable period of the Conveyed Companies as of the close of the Closing Date. Where not so permitted and with respect to Taxes attributable to the ownership or operation of the Purchased Assets or the Business, the portion of any Taxes relating to a Straddle Period to be allocated to the Pre-Closing Portion of a Straddle Period shall be deemed (x) in the case of Taxes that are imposed on a periodic basis (without regard to net income), to be the amount of such Taxes of the entire period (or, in the case of such Taxes determined on an arrears basis, such as real property Taxes, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Portion of the Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period or (y) in all other cases, equal to the amount that would be payable if the taxable period ended on and included the Closing Date.

            Section 6.2. Responsibility for Preparation and Filing of Tax
Returns.

         (a) Purchaser shall, and shall cause its Affiliates to, prepare and timely file, or cause to be prepared and timely filed, within applicable statutory limits, all Tax Returns (including any amendments thereto) due (including extensions) after the Closing Date with respect to (x) Tax Returns of the Conveyed Companies and (y) Tax Returns (other than Tax Returns for Income Taxes of the Asset Selling Entities) attributable to the ownership or operation of the Purchased Assets or the Business for any taxable period. Purchaser shall pay, or cause to be paid, all Taxes required by applicable Tax Law with respect to such Tax Returns; provided that Sellers shall pay to Purchaser or its designee, at least two (2) Business Days prior to the date any such Tax is due (taking into account valid extensions) to the applicable Taxing Authority (the "Due Date"), the amount for which Sellers are allocated pursuant to Section 6.1 or any Tax with respect to a Pre-Closing Period with respect to the taxable period covered by any such Tax Return. All such Tax Returns required to be filed by Purchaser or a Conveyed Company pursuant to this Section 6.2(a) shall be furnished by Purchaser to Sellers, for Sellers' review and approval (which approval shall not be unreasonably conditioned, delayed or withheld) at least thirty (30) days prior to the Due Date for filing such Tax Return. Purchaser shall revise such Tax Returns prior to filing to reflect any good faith comments of Sellers given to Purchaser within fifteen (15) days of Sellers' receipt of the draft Tax Return; provided, that in the event that the Tax Return's Due Date is within four (4) months after the Closing Date, then such time periods shall be reasonably reduced and the Parties shall act expeditiously so that the Tax Return may be filed on a timely basis; provided, further, that to the extent that Purchaser does not agree with Sellers' comments, the Parties shall endeavor in good faith to resolve such disagreement and, failing that, any such disagreement shall be resolved, consistent with the terms of this Agreement, pursuant to the procedures provided in Section 6.11. Unless otherwise consented to in writing by Sellers, which such consent shall be at the sole discretion of Sellers, all such Tax Returns (i) shall be prepared on a basis consistent with past practice, (ii) shall not include any change in any method of accounting and (iii) shall not include any Tax election that is inconsistent with past practice.

         (b) Purchaser agrees that, to the extent it is able to do so under applicable Law, Purchaser or any of its relevant Affiliates shall file any amended Tax Return for a Pre-Closing Period or Straddle Period reasonably requested by any Seller with respect to which such Seller is liable for any Taxes pursuant to this Agreement (provided that such amended Tax Return is not reasonably expected to cause a material adverse effect on Purchaser or any of its Affiliates). Sellers will be responsible for any costs associated with the preparation and filing of any amended Tax Return pursuant to this Section 6.2(b); provided that nothing in this Section 6.2(b) or in any other provision of this Agreement shall require Purchaser or any of its relevant Affiliates to carry back any item of loss, deduction or credit with respect to Purchased Assets or of a Conveyed Company arising in a Post-Closing Period. Purchaser will cooperate, and cause its Affiliates to cooperate, fully and at Sellers' expense, with Sellers and their counsel in connection therewith. Notwithstanding anything to the contrary herein, Purchaser shall not seek to amend a Tax Return that relates to a Pre-Closing Period or Straddle Period of a Conveyed Company or that is attributable to the ownership or operation of the Purchased Assets or the Business for any Pre-Closing Period or Straddle Period without the prior written consent of Sellers, which consent may be withheld in their sole discretion.

         (c) Sellers agree that, to the extent they are able to do so under applicable Law, Sellers or any of their relevant Affiliates shall file any amended Tax Return as reasonably requested by Purchaser relating to Taxes described in Section 5 of the Transition Services Agreement - Employee Benefits and Payroll Services for the period between the Closing and the Expiration Date of such agreement (provided that such amended Tax Return is not reasonably expected to cause a material adverse effect on Sellers or any of their Affiliates). Purchaser will be responsible for any costs associated with the preparation and filing of any amended Tax Return pursuant to this Section 6.2(c) (including any costs for interest or penalties resulting from any such amended Tax Return); provided that nothing in this Section 6.2(c) or in any other provision of this Agreement shall require Sellers or any of their relevant Affiliates to carry forward any item of loss, deduction or credit with respect to Purchased Assets or of a Conveyed Company arising prior to Closing. Sellers will cooperate, and cause their Affiliates to cooperate, fully and at Purchaser's expense, with Purchaser and its counsel in connection therewith.

            Section 6.3. Tax Proceedings.

         (a) Each Seller, on the one hand, and Purchaser, on the other hand, shall provide to the other notice within at least ten (10) days of any pending or threatened Tax

Proceeding as to which it receives written notice from a Taxing Authority related to any Taxes for which it is indemnified by the other Party. Such notice shall contain factual information (to the extent known) describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice and other documents it has received from any Taxing Authority in respect of any such matters. Failure to deliver such notice in accordance with this Section 6.3(a) will not relieve the other Party of any of its obligations under this Agreement except to the extent such Party is materially harmed by such failure (and then only to such extent).

         (b) The Seller to which the Tax relates shall be entitled to assume and control (including as to settlements) Tax Proceedings (x) relating to any Pre-Closing Period of a Conveyed Company or (y) attributable to the ownership or operation of the Purchased Assets or the Business for any Pre-Closing Period, and shall provide written notice to Purchaser whether it elects so to control any such Tax Proceeding not later than thirty (30) days after receipt by such Seller of written notice of such Tax Proceeding; provided, that in the case of any Tax Proceeding relating to any Conveyed Company, if a Seller elects to control such Tax Proceeding, then such Seller shall be obligated to (i) consult with Purchaser in good faith regarding such Tax Proceeding and (ii) copy Purchaser on all correspondence with any Governmental Authority relating to such Tax Proceeding. A Seller may settle, compromise or otherwise dispose of any Tax Proceeding that such Seller elects to control pursuant to this Section 6.3(b) without the consent of Purchaser, unless such settlement, compromise or other disposition would impose any obligation or Liability upon Purchaser for which Purchaser is not fully indemnified hereunder, in which case such settlement, compromise or other disposition shall require Purchaser's prior consent (not to be unreasonably withheld).

         (c) Purchaser shall be entitled to assume and control (including as to settlements) Tax Proceedings (i) relating to Transfer Taxes, (ii) for Straddle Periods and Post-Closing Periods of the Conveyed Companies, (iii) attributable to the ownership or operation of the Purchased Assets or the Business for any Straddle Period or Post-Closing Period (other than with respect to Income Taxes of the Asset Selling Entities) or (iv) covered by Section 6.3(b) for which a Seller has not provided timely written notice to Purchaser to the effect that such Seller elects to exercise Seller's right to assume control pursuant to
Section 6.3(b); provided, that (x) Sellers shall have the right, at their own expense, to participate fully in the conduct of such Tax Proceeding and consult with Purchaser regarding any such Tax Proceedings; (y) Purchaser shall provide Sellers with a timely and reasonably detailed account of each stage of such Tax Proceeding and a copy of all documents (or portions thereof) relating to such Tax Proceeding and (z) any settlement or other disposition of any such Tax Proceedings described in clause (i) or (ii) above may only be made with the consent of the appropriate Seller, which consent may not be unreasonably withheld. Any dispute regarding the settlement or other disposition of any such Tax Proceeding shall be resolved, consistent with clause (z) above, pursuant to the procedures provided in Section 6.11.

            Section 6.4. Tax Indemnity.

         (a) Sellers, jointly and severally, shall defend, indemnify and hold harmless Purchaser and its Affiliates from and against all Losses that Purchaser incurs arising from or out of or related to (without duplication):

                  (i) all Taxes (other than Transfer Taxes) with respect to the Conveyed Companies for all Pre-Closing Periods and, with respect to any Straddle Period, the portion of such Taxes for such Straddle Period allocated to the Pre-Closing Portion pursuant to Section 6.1, except in each case to the extent that such Taxes are reflected in the Closing Date Working Capital; provided that Sellers shall not indemnify Purchaser for such Taxes to the extent that such Taxes arise from or relate to a Clawback Event of any of Purchaser, the Conveyed Companies or any of their Affiliates;

                  (ii) any and all Liabilities for Taxes retained by Sellers pursuant to Section 2.5(e), except to the extent that such Taxes are reflected in the Closing Date Working Capital;

                  (iii) any inaccuracy or breach of any representation or warranty of Sellers contained in Section 3.15; and

                  (iv) any breach of any covenant or agreement of Sellers contained in this Article VI;

provided that Sellers shall not indemnify Purchaser and its Affiliates pursuant to this Section 6.4(a) to the extent such Losses are incurred or arise out of or are related to any action taken or failed to be taken by Purchaser, the Conveyed Companies or their Affiliates on or after the Closing Date.

         (b) Purchaser, the Conveyed Companies and their respective Affiliates shall, jointly and severally, indemnify and hold harmless Sellers and their respective Affiliates from and against all Losses that Sellers or their Affiliates incur arising from or out of or related to (without duplication):

               (i) all Taxes with respect to the Conveyed Companies for all Post-Closing Periods and, with respect to any Straddle Period, the portion of such Taxes for such Straddle Period not allocated to the Pre-Closing Portion pursuant to Section 6.1;

               (ii) any and all Liabilities for Taxes assumed by Purchaser pursuant to Section 2.4(e);

               (iii) any breach of any covenant or agreement of Purchaser contained in this Article VI;

               (iv) any Transfer Taxes; and

               (v) any action taken or failed to be taken by Purchaser, the Conveyed Companies or their Affiliates on or after the Closing Date.

         (c) As set out in Section 6.12, it is understood and agreed by the Parties that any payments made pursuant to this Article VI are intended to be treated for Tax purposes as adjustments to the Gross Purchase Price. However, in the event that a reimbursement of Tax made pursuant to this Article VI is subjected to Tax by a Taxing Authority, other than amounts recharacterized as interest by such Taxing Authority ("Tax Detriment"), then the amount for which the indemnifying Party is responsible shall be increased by an amount such that the indemnified Party, on a net after-Tax basis, receives an amount equal to the amount of the Tax claim; provided, that this Section 6.4(c) shall not apply to interest paid to a Tax indemnified Party by reason of Section 6.12.

            Section 6.5. Refunds and Credits. To the extent any determination of Tax liability of Purchaser or its Affiliates, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes (other than (x) any refunds (or reductions in cash payments of Taxes) that were specifically accounted for in Closing Date Working Capital or (y) any refunds for Transfer Taxes) (i) relating to any Pre-Closing Period or any Pre-Closing Portion of a Straddle Period of the Conveyed Companies or (ii) attributable to the ownership or operation of the Purchased Assets or the Business for any Pre-Closing Period or any Pre-Closing Portion of a Straddle Period ("Sellers' Refunds"), any such refund shall belong to Sellers and Purchaser shall promptly pay any such refund, and the interest actually received thereon, to Sellers upon receipt thereof by Purchaser. Any and all other refunds shall belong to Purchaser. Any payments made under this
Section 6.5 shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 6.5).

            Section 6.6. Section 338 Elections. Purchaser shall have the right to make, or to cause its Affiliates to make, elections under Section 338(g) of the Code (each such election, a "Section 338 Election") with respect to the purchase and sale, for U.S. federal Tax purposes, of the shares of either Conveyed Company. Each Seller, on the one hand, and Purchaser, on the other, shall, and shall cause their respective Affiliates to, (i) treat the Section 338 Elections as valid, (ii) file all Tax Returns in a manner consistent with such
Section 338 Elections, and (iii) take no position contrary thereto, except to the extent required pursuant to a "determination" (as defined in Section 1313(a) of the Code).

            Section 6.7. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Transfer Taxes shall be borne by Purchaser. Each of Sellers and Purchaser (on its own behalf and with respect to the Conveyed Companies) shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed by it in respect of Transfer Taxes, and shall pay (or cause to be paid) to the applicable Taxing Authorities the Transfer Taxes shown to be due and payable on such Tax Returns. Sellers and Purchaser shall cooperate in the preparation and filing of such Tax Returns, and Purchaser shall reimburse Sellers for any Transfer Taxes that Sellers pay pursuant to this
Section 6.7 and reasonable costs associated with preparing and filing such Tax Returns.

            Section 6.8. Tax Sharing Agreements. Any Tax sharing agreement or similar arrangement between any Seller or any of their Affiliates, on the one hand, and any Conveyed Company, on the other hand, shall be terminated with respect to the Conveyed Company prior to the Closing.

            Section 6.9. Resale or Other Exemption Certificates. At the Closing (or within such reasonable time thereafter as may be necessary for Purchaser to prepare the resale or other exemption certificates), Purchaser shall prepare and execute (and use commercially reasonable efforts to provide, to the extent within Purchaser's possession or knowledge, tax identification or registration numbers and any other information, in all cases specifically and reasonably requested by Sellers in connection with) any resale exemption certificates or other applicable exemption certificates for all states and localities identified by Sellers on Schedule 6.9 as jurisdictions in which Inventory is to be transferred, but only to the extent that such exemption is available under, and such resale exemption certificates or other applicable exemption certificates have been prepared in compliance with, applicable Laws.

            Section 6.10. Assistance and Cooperation in Tax Matters. After the Closing Date, Sellers and Purchaser shall cooperate, and shall cause their respective Affiliates to cooperate, with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Conveyed Companies, the Purchased Assets, the Equity Interests and the Business including (i) the preparation and filing of any Tax Return, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available by Sellers and Purchaser to each other all information and documents in their possession relating to the Conveyed Companies, the Purchased Assets, the Equity Interests or the Business as provided in Section 5.9. Sellers and Purchaser also shall, and shall cause their respective Affiliates to, make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information and documents relevant to Taxes. Notwithstanding anything in this Section 6.10 to the contrary, Sellers shall not have to cooperate or provide Purchaser access to any information and documents in their possession relating to Income Taxes for any Asset Selling Entity, and, except to the extent solely relating to Taxes attributable to a Pre-Closing Period, Purchaser shall not have to cooperate or provide Sellers access to any information and documents in its possession relating to Income Taxes of Purchaser or any of its Affiliates (other than a Conveyed Company). Sellers shall provide Purchaser copies of any Tax Returns (in the possession of any Seller or any Affiliate of a Seller) of a Conveyed Company. Any information or documents provided pursuant to this Section 6.10 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Purchaser shall reimburse Sellers and their Affiliates for its allocable share of any and all reasonable fees, costs, or expenses paid or incurred by Sellers or their Affiliates related to the defense of an audit or other similar proceeding with respect to Taxes for which Purchaser is responsible under this Agreement. Sellers shall reimburse Purchaser and its Affiliates for its allocable share of any and all reasonable fees, costs, or expenses paid or incurred by Purchaser or its Affiliates related to the defense of an audit or other Tax Proceeding (or preparation of a Tax Return) with respect to Taxes for which any Seller is responsible under this Agreement or refunds to which any Seller is entitled hereunder. Notwithstanding any other provision of this Agreement, Purchaser shall not be required to provide any Person with any consolidated, combined or unitary Tax Return (or copy thereof or information with respect thereto) that includes Purchaser or any of its Affiliates (other than providing pro forma information relating solely to the Conveyed Companies or the Purchased Assets).

            Section 6.11. Dispute Resolution. If Sellers and Purchaser fail to agree on the resolution of any of the matters in Section 2.9 or this Article VI that states that the procedures of this Section 6.11 shall apply, then such matter shall be referred to a law or accounting firm (the "Arbiter") for binding arbitration. Sellers and Purchaser shall mutually agree on an Arbiter that is unrelated to any Party to this Agreement. In the event that Sellers and Purchaser cannot agree on an Arbiter, Sellers and Purchaser each shall select a law or an accounting firm, and the two
(2) firms selected shall mutually select a third law or accounting firm, unrelated to any Party to this Agreement, to act as the Arbiter. The choice of an Arbiter by the two (2) firms pursuant to the preceding sentence shall be binding on the Parties. Within thirty (30) days of the selection of the Arbiter, Sellers and Purchaser shall deliver to the Arbiter copies of any schedules or documentation which may reasonably be required by the Arbiter to make its determination. The Arbiter shall render a determination within sixty (60) days of its selection. Sellers or Purchaser, as the case may be, shall pay to the other Party the amount determined by the Arbiter within thirty (30) days of the date on which the Arbiter makes its determination. Notwithstanding any provision of this Section 6.10, the Arbiter may, at its sole discretion, amend the procedures contained herein. The determination of the Arbiter shall be final and binding on all parties. The costs incurred in retaining the Arbiter shall be shared equally, fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. In the event that a Tax Return is required to be filed under applicable Tax Law prior to the time that the Arbiter has resolved any disagreement relating thereto, the Party required under applicable Tax Law to file such Tax Return shall be entitled to do so.

            Section 6.12. Payment. All amounts required to be paid to a Party under this Article VI shall be paid in Dollars and translated from local currency at the spot rate. If a Party (the "Payor") fails to make a payment due and owing under this Article VI to the other Party or any of its Affiliates (the "Payee") within thirty (30) days of the date prescribed by this Article VI (or, if earlier, the date that the Payee paid the applicable Taxing Authority a Tax for which the Payor was responsible), then the Payor shall pay to the Payee interest (such interest to be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) on such payment from and including the date on which such payment was due, but excluding the day the Payor makes such payment, at a rate equal to eight percent (8%) per annum. In the event that any payment under this Article VI is subject to withholding tax, the Payor shall withhold such Tax and pay such Tax over to the appropriate Taxing Authority and shall pay the Payee such additional amounts as are necessary so that the net amount received by the Payee after deduction of withholding Tax with respect to such payment and with respect to such additional amounts is equal to the amount that would have been received if no such withholding had been made. Such additional amounts shall be reduced by the amount of any Tax Benefit actually realized in cash to the Payee from the payment of such withholding Tax.

            Section 6.13. Survival. Notwithstanding any other provision to the contrary, the rights and obligations provided for in this Article VI shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (or such later date as may be necessary to resolve any claim as to which notice has been given prior to such date).

            Section 6.14. Adjustment. All amounts paid, or caused to be paid, by one Party or its Affiliates to another Party or its Affiliates pursuant to this Agreement (other than interest in accordance with Section 6.12) shall be treated by the Parties for Tax purposes as an adjustment to the Gross Purchase Price to the extent permitted by Law.

            Section 6.15. Withholding. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be entitled to withhold from the Gross Purchase Price any amount that Purchaser is required to withhold under applicable Tax Law or other Taxes imposed on any Seller or any of their Affiliates, and any such withheld amount shall be treated for purposes of this Agreement as having been paid hereunder. In furtherance thereof, Purchaser shall be entitled to deduct and withhold from the Gross Purchase Price ten percent (10%) of the amount of the Gross Purchase Price allocable to any "United States real property interest" within the meaning of the Code (unless documentation from the applicable Taxing Authority (or, in the case of Code Sections 897 and 1445, from Sellers and their Affiliates) reasonably satisfactory in form and substance to Purchaser is received by Purchaser at or prior to the Closing).

                                  ARTICLE VII
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent:

            Section 7.1. Truth of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement (except, for the avoidance of doubt, for the representations and warranties contained in Sections 3.6(b) and 3.6(c), which shall expire upon delivery of the Audited Financial Statements as provided in Section 3.6(d) shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); provided, that the condition set forth in this Section 7.1 shall only be deemed to not have been satisfied if the failure of any such representation(s) and/or warranty(ies) to be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import) would result, individually or in the aggregate, in Purchaser and/or its Affiliates incurring or suffering net Losses of more than Seventeen Million Five Hundred Thousand Dollars ($17,500,000), (it being expressly acknowledged and agreed by the Parties that such amount shall not be deemed a proxy or standard for determining whether a "Material Adverse Effect" has occurred for any purpose of this Agreement), and each Seller shall have delivered to Purchaser a certificate of a duly authorized officer of such Seller, dated the Closing Date, to such effect.

            Section 7.2. Performance of Agreements. Sellers shall have performed, in all material respects, their agreements and obligations contained in this Agreement required to be performed at or before the Closing, except to the extent that such agreements or obligations are qualified by terms such as "material" or "Material Adverse Effect," in which case Sellers shall have performed and complied with all of such agreements and obligations in all respects through the Closing, and each Seller shall have delivered to Purchaser a certificate of a duly authorized officer of such Seller, dated the Closing Date, to such effect.

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            Section 7.3. No Injunction. No injunction shall have been issued, and not withdrawn or vacated, to prohibit permanently consummation of the transactions contemplated hereby.

            Section 7.4. HSR Act Waiting Period. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. Any other requisite approvals or clearances under Competition Laws shall have been received where the failure to obtain such approvals or clearances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 7.5. Transition Services Agreements. Purchaser shall have received a counterpart of each of (i) the Transition Services Agreement, substantially in the form attached hereto as Exhibit A and (ii) the Transition Services Agreement - Employee Benefits and Payroll Services, substantially in the form attached hereto as Exhibit B (collectively with the Transition Services Agreement referred to in clause (i) of this Section 7.5, the "Transition Services Agreements"), each duly executed by Sellers or one (1) of their Affiliates.

            Section 7.6. Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

            Section 7.7. Third Party Consents; Permits. Each of (i) the consents or approvals required under the leases with respect to the Leased Real Property listed on Schedule 7.7 as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained and (ii) the Permits listed on Schedule 7.7 shall have been obtained by or on behalf of Purchaser, and no such Permit, consent or approval shall have been revoked, unless the condition contained in Section 7.8 shall have been satisfied prior to November 3, 2006, in which case, effective as of November 3, 2006, the receipt of such Permits shall no longer be a condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement.

            Section 7.8. Financial Statements. Purchaser shall have received audited financial statements of the Business (compliant with the requirements of Regulation S-X applicable to Purchaser's acquisition of the Business) as of and for the years ended September 30, 2004 and 2005 and as of and for the nine (9) months ended June 30, 2006 (the "Audited Financial Statements").

                                  ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF SELLERS

      The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent:

            Section 8.1. Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct

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in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import) on and as of such earlier date), and Purchaser shall have delivered to Sellers a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

            Section 8.2. Performance of Agreements. Purchaser shall have performed, in accordance with the terms hereof, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and Purchaser shall have delivered to Sellers a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

            Section 8.3. No Injunction. No injunction shall have been issued, and not withdrawn or vacated, to prohibit permanently consummation of the transactions contemplated hereby.

            Section 8.4. HSR Act Waiting Period. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. Any other requisite approvals or clearances under Competition Laws shall have been received where the failure to obtain such approvals or clearances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 8.5. Statutes; Orders. No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

            Section 8.6. Transition Services Agreements. Sellers shall have received a counterpart of each of the Transition Services Agreements, each duly executed by Purchaser.

                                   ARTICLE IX
                                 INDEMNIFICATION

            Section 9.1. Indemnification by Sellers.

         (a) From and after the Closing, subject to the provisions of this
Article IX and except as set forth in Article VI which shall govern with respect to the matters expressly set forth therein, Sellers shall jointly and severally defend, indemnify and hold harmless Purchaser and its Affiliates from and against any and all Losses to the extent arising or resulting from (i) any Retained Liability, (ii) any breach by any Seller of any of its covenants or agreements contained in this Agreement, (iii) the failure of any representation or warranty made by a Seller in this Agreement to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which

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case such representations and warranties shall be true and correct on and as of such earlier date), in each such case disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, (iv) any Loss from Environmental Conditions not referenced in or evident from the information included on Schedule 3.10, including any costs for investigation, assessment, monitoring, testing, excavation, clean-up, treatment and disposal costs and the expenses, costs and fees of consultants, attorneys, contractors, laboratories, drillers, haulers and disposal facilities, provided that any claim for such Loss (A) is made in accordance with this Article IX, (B) is made prior to the earlier of (x) the fifth (5th) anniversary of the Closing Date and (y) with respect to any claim for indemnification in respect of a Loss relating to a particular parcel of Real Property, the date on which Purchaser shall have transferred or disposed of such Real Property to any Person that is not an Affiliate of Purchaser or agreed to indemnify or otherwise be liable to any such Person in respect of any Environmental Condition relating to such Real Property, (C) is due to requirements of a Governmental Order and (D) is not related to a change in use of any Real Property which results in a use different from the use of the Real Property on the Closing Date. Any payment made to Purchaser by Sellers pursuant to the indemnification obligations under this Section 9.1(a) shall constitute a reduction in the Aggregate Purchase Price hereunder. Sellers obligations pursuant to clause (iv) of this Section 9.1(a) shall expire upon the fifth (5th) anniversary of the Closing Date.

         (b) Purchaser acknowledges and agrees that Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to actions taken by Purchaser or any other Person (other than Sellers or any of their Subsidiaries in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss for which Purchaser is reasonably likely to seek indemnification pursuant to Section 9.1(a).

            Section 9.2. Indemnification by Purchaser.

         (a) From and after the Closing, subject to the provisions of this
Article IX and except as set forth in Article VI which shall govern with respect to the matters expressly set forth therein, Purchaser shall defend, indemnify and hold harmless Sellers and their Affiliates from and against any and all Losses to the extent arising or resulting from (i) any Assumed Liability or any Liability of a Conveyed Company, (ii) any breach by Purchaser of any of its covenants or agreements contained in this Agreement, (iii) the failure of any representation or warranty made by Purchaser in this Agreement to be true and correct on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to a date prior to the Closing Date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each such case disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, (iv) the assignment and transfer to Purchaser of any material Non-Assignable Contract to the extent that any requisite consent or approval with respect thereto shall not have been given prior to the Closing, (v) events occurring on or after the Closing Date in connection with the Business, the Purchased Assets or the Equity Interests including the use, ownership, possession, operation or occupancy of any Leased Real Property or Real Property, the Intellectual Property of the Business, the Purchased Assets or the Equity Interests from and after the Closing Date, or
(vi) any Parent Guarantee or LOC that remains outstanding after the Closing.

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         (b) Sellers shall take and shall cause their respective Affiliates to take all commercially reasonable steps to mitigate any Loss for which a Seller is reasonably likely to seek indemnification pursuant to Section 9.2(a).

                  Section 9.3. Indemnification Procedure.

         (a) Except as set forth in Article VI, promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Sections 9.1 or
9.2 (an "Indemnified Party"), including any claim by a third party described in
Section 9.4, which could reasonably be expected to give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the "Indemnifying Party") a certificate (the "Certificate"), which Certificate shall:

                  (i) state that the Indemnified Party has incurred or anticipates it will incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

                  (ii) specify in reasonable detail the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and a good faith estimate of the amount to which such Indemnified Party claims to be entitled hereunder; provided that the failure to provide a Certificate in accordance with this Section 9.3(a) shall not affect the obligations of an Indemnifying Party unless it is actually materially prejudiced thereby, subject, however, to the time limits specified in Section 9.5.

         (b) In the event that the Indemnifying Party shall object to the indemnification request of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt to agree upon a resolution of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on a resolution of any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a settlement agreement setting forth such resolution. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular claim or claims or amount or amounts within such time period, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 11.10.

         (c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Certificate, claims for Losses covered by a settlement agreement of the nature described in Section 9.3(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b), or shall have been settled with the consent of the Indemnifying Party as described in Section 9.4, are hereinafter referred to, collectively, as "Agreed Claims." Within ten (10) Business Days of the determination of the amount of any

Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

            Section 9.4. Third-Party Claims.

         (a) Except as set forth in Article VI, if a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim; provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless it is actually materially prejudiced thereby, subject, however, to the time limits specified in Section
9.5. The Indemnifying Party shall have the right, but not the obligation, by notice to the Indemnified Party within ten (10) Business Days' of the Indemnifying Party's receipt of notice of the third party claim, to conduct and control, through counsel (reasonably satisfactory to the Indemnified Party) of its choosing, such third party claim (a "Third-Party Claim"), and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and the Indemnifying Party shall not compromise or settle any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party. So long as the Indemnifying Party has agreed to undertake, conduct and control the settlement or defense of any Third Party Claim and is contesting such claim in good faith, no Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then (i) the Indemnified Party shall have the right to defend against such Third Party Claim and the portion of any Third Party Claim as to which the defense by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be a liability of the Indemnifying Party hereunder, and (ii) the Indemnifying Party shall not have the right to participate in the defense or prosecution of any Third-Party Claim.

         (b) The Parties shall cooperate with each other in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of any records and information of the Indemnifying Party that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient and commercially reasonable basis for providing additional information and explanation of any material provided hereunder.

            Section 9.5. Survival Periods.

         (a) All representations and warranties of the Parties contained in this Agreement (with the exception of the representations and warranties contained in Sections 3.6(b)

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

and 3.6(c) which, as provided in such Section, shall automatically expire upon delivery of the Audited Financial Statements) or any certificate or instrument delivered in connection herewith shall survive the Closing for a period of thirteen (13) months immediately following the Closing Date, except that: (i) the representations and warranties contained in Section 3.10 ("Environmental Matters") shall survive the Closing until the third (3rd) anniversary thereof,
(ii) the representations and warranties contained in Section 3.15 ("Taxes") shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations and (iii) the representations and warranties contained in Section 3.2 ("Corporate Authority; Binding Effect"), Section 3.3(b) ("Conveyed Companies; Capital Structure"), and Section 3.19 ("Title to Assets") shall survive forever. The Closing shall not in and of itself constitute a waiver by any Party of any rights it may have with respect to any obligations of the other Parties. In the event that an Indemnified Party provides written notice in accordance with Section 9.3 or Section 9.4 to the Indemnifying Party within the applicable period of time set forth in the first sentence of this
Section 9.5(a), and such claim shall not have been finally resolved before the expiration of the applicable period referred to in the first sentence of this
Section 9.5(a), any representation or warranty that is the basis for such claim shall continue to survive and shall remain a basis for indemnity only as to such specific claim (but as to no other claim) until such claim is finally resolved. Notwithstanding the foregoing, there shall be no period of time within which notice of or a claim for indemnity against a Seller must be provided by Purchaser with respect to those items set forth in Sections 9.1(a)(i) or (ii) or a claim for indemnity against Purchaser must be provided by a Seller with respect to those items set forth in Sections 9.2(a)(i) or (ii).

         (b) This Section 9.5 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms solely relates to the period between the date hereof and the Closing.

            Section 9.6. Limitation of Liability.

         (a) In no event shall (i) Sellers be liable for indemnification pursuant to Section 9.1(a)(iii) (except if in connection with any breach of the representations and warranties in Section 3.25) for any claim unless and until the aggregate of all such claims result in total Losses which are incurred or suffered by Purchaser that exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the "Deductible"), in which case Purchaser shall be entitled to indemnification for only such Losses that are in excess of the Deductible; provided, that neither Purchaser nor its Affiliates shall have any right to indemnification with respect to any individual Loss that is less than Sixty-Five Thousand Dollars ($65,000), and no such Loss shall be taken into account in determining whether, or to what extent, the Deductible has been met or exceeded; (ii) the aggregate liability of Sellers pursuant to Section 9.1(a)(iii) (except if in connection with any breach of the representations and warranties in Section 3.19 and Section 3.25) exceed an aggregate amount of Thirty-Five Million Dollars ($35,000,000) (the "Cap"), (iii) Sellers be liable for indemnification pursuant to Section 9.1(a)(iv) for any individual Loss in an amount less than Five Hundred Thousand Dollars ($500,000) (such amount, the "Environmental Deductible"), in which case Purchaser shall be entitled to indemnification only for the amount of such Loss in excess of the Environmental Deductible, (iv) Sellers be liable for indemnification pursuant to Section 9.1(a)(iv) in an amount that, together with all other Losses for which

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Purchaser is entitled to indemnification hereunder, is greater than the Cap or
(v) the aggregate liability of Sellers pursuant to Sections 9.1(a) exceed the Aggregate Purchase Price. Notwithstanding the foregoing, the Deductible shall be disregarded (and Sellers shall therefore be liable for all Losses, subject to the Cap) for all Losses to the extent resulting or arising from any breach, as of the date hereof, of any Article III representation or warranty that is disclosed subsequent to the date hereof and prior to the Closing.

         (b) In no event shall (i) Purchaser be liable for indemnification pursuant to Section 9.2(a)(iii) for any claim unless and until the aggregate of all such claims result in total Losses which are incurred or suffered by Sellers that exceed the Deductible, in which case Sellers shall be entitled to indemnification for only such Losses that are in excess of the Deductible, (ii) the aggregate liability of Purchaser pursuant to Section 9.2(a)(iii) exceed the Cap, and (iii) the aggregate liability of Purchaser pursuant to Sections 9.2(a)(ii) exceed the Aggregate Purchase Price.

         (c) Any indemnification due by any Indemnifying Party shall be limited to the actual amount of Losses sustained by the Indemnified Party, notwithstanding the fact that the Indemnifying Party's obligation may result from a set of facts constituting more than one (1) breach of a warranty, representation or covenant hereunder.

            Section 9.7. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Sections 9.1, 9.2 and 6.4 shall be net of (i) any accruals or reserves for such Loss included in the determination of the Closing Date Working Capital, (ii) any amounts recovered by the Indemnified Party for such Loss from any third party, and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received by the Indemnified Party as an offset against such Loss (each source described in clauses (ii) and (iii), a "Collateral Source") and (iv) an amount equal to the present value of the Tax Benefit, if any, attributable to such Loss. Indemnification under this Article IX shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Sections 9.1 or 9.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to
Section 9.1 or 9.2.

            Section 9.8. Other Limitations. Purchaser shall not be entitled to indemnification with respect to a breach of any of the representations and warranties of Sellers contained in Article III if and to the extent that any of Kenton Alder, Steve Richards, Shane Whiteside, Jeanette Newman, Guilda Javaheri or Clay Swain (i) had actual knowledge prior to the date hereof of the events or conditions constituting or resulting in such breach of such representation or warranty, and (ii) could reasonably be expected to have ascertained that Losses would result from such events or conditions.

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

            Section 9.9. Sole Remedy/Waiver. The Parties acknowledge and agree that, in the event the Closing occurs, the remedies provided for in this Agreement shall be the Parties' sole and exclusive remedy for any breaches of representations or warranties contained in this Agreement (other than in the event of fraud). Each Party hereto further acknowledges and agrees that its obligations to fulfill the covenants, undertakings and agreements set forth in this Agreement applicable to it are unique and that any breach or threatened breach of any of its obligations under any such covenants, undertakings and agreements may result in irreparable harm and substantial damages to the other Party. Accordingly, in the event of a breach or threatened breach by any Party of any covenant, undertaking or agreement set forth in this Agreement, the other Party shall have the right, in addition to exercising any other remedies at law or in equity which may be available to it under this Agreement or otherwise, to obtain injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction, to prevent the breach, and/or to prevent the continuance of any breach, of any such covenant, undertaking or agreement, together with an award or judgment for any and all damages, losses, liabilities, expenses and costs incurred by the non-breaching party as a result of such breach or threatened breach. Each Party expressly waives any requirement based on any statute, rule or procedure, or other source, that any other Party post a bond as a condition of obtaining any of the above-described remedies.

                                   ARTICLE X
                                   TERMINATION

            Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by written agreement of Purchaser and Sellers;

         (b) by either Purchaser, on the one hand, or Sellers, on the other hand, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to November 3, 2006 (the "Drop Dead Date"); provided, that neither Sellers, on the one hand, nor Purchaser, on the other hand, shall be entitled to terminate this Agreement pursuant to this
Section 10.1(b) if the failure to consummate the Closing by the Drop Dead Date shall be due to the failure of such Party(ies) to have fulfilled any of its obligations under this Agreement;

         (c) by either Purchaser, on the one hand, or Sellers, on the other hand, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable;

         (d) by Purchaser if any of the representations or warranties of Sellers contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in
Section 7.1 or if Sellers have failed to discharge and fulfill any of their covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 7.2, and such inaccuracy or failure has not been cured within thirty
(30) days after written notice of such failure, inaccuracy or untruth has been given to Sellers; provided that, in the event of any dispute between the Parties as to whether Purchaser is entitled to terminate this Agreement pursuant to this
Section 10.1(d), unless otherwise agreed by the Parties, such termination shall not be effective until so ordered by a court of competent jurisdiction before which Purchaser shall sustain the burden of proof of such entitlement; or

         (e) by Sellers if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in
Section 8.1 or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 8.2, and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Purchaser; provided that, in the event of any dispute between the Parties as to whether Sellers are entitled to terminate this Agreement pursuant to this
Section 10.1(e), unless otherwise agreed by the Parties, such termination shall not be effective until so ordered by a court of competent jurisdiction before which Sellers shall sustain the burden of proof of such entitlement.

            Section 10.2. Effect of Termination.

         (a) In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties contained in this Section 10.2 and in Section 5.1 ("Information and Documents"), Section 11.1 ("Notices"), Section 11.6 ("Public Disclosure"), Section 11.7 ("Return of Information"), Section 11.8 ("Expenses") and Section 11.10 ("Governing Law; Jurisdiction; Waiver of Jury Trial"), and except that nothing herein will relieve any Party from Liability for fraud or any intentional breach of any covenant set forth in this Agreement prior to such termination.

         (b) In the event this Agreement shall be terminated and at such time any Party is in material breach of or material default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party(ies) may have hereunder or otherwise under applicable Law.

                                   ARTICLE XI
                                  MISCELLANEOUS

            Section 11.1. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

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

      To Sellers:

         c/o Tyco Electronics Corporation
         Attn:  Richard Suminski, General Counsel
         Fulling Mill Road
         Mail Stop 140-42 (Module B)
         Middletown, PA  17057
         Facsimile:  (717) 592-4022

      with a copy (which shall not constitute notice) to:

         White & Case LLP
         1155 Avenue of the Americas
         New York, New York  10036
         Attn:  Alison M. Dreizen, Esq.
         Facsimile:  (212) 354-8113

      To Purchaser:

         TTM Technologies, Inc.
         2630 S. Harbor Blvd.
         Santa Ana, California 92704
         Attn:  Kenton Alder
         Facsimile:  (714) 241-1668

      with a copy (which shall not constitute notice) to:

         Greenberg Traurig, LLP
         2375 E. Camelback Road, Suite 700
         Phoenix, Arizona 85016
         Attn:  Michael L. Kaplan, Esq.
         Facsimile:  (602) 445-8100

            Section 11.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Sellers, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            Section 11.3. Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party(ies); provided, that nothing herein shall prohibit the assignment of Purchaser's rights and obligations to any direct or indirect Subsidiary of Purchaser or prohibit the assignment of Purchaser's rights (but not obligations) to any lender to Purchaser; provided, further, that in the event of any assignment by Purchaser to its direct or indirect Subsidiary(ies), Purchaser shall remain liable for the performance of its obligations hereunder.

            Section 11.4. Entire Agreement. This Agreement (including all Schedules and Exhibits) contains the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including, without limitation, the bid letter, letter of intent and related correspondence between the Parties), except for (i) the Confidentiality Agreement which will remain in full force and effect for the term provided for therein if this Agreement is terminated in accordance with Section 10.1 and (ii) any written agreement among the Parties that expressly provides that it is not superseded by this Agreement.

            Section 11.5. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Sellers, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that any Affiliates of Sellers that have provided Parent Guarantees shall be third-party beneficiaries of the obligations of Purchaser set forth in
Section 5.10.

            Section 11.6. Public Disclosure. Notwithstanding anything herein to the contrary, each of Purchaser and Sellers agree that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement without the prior written consent of the other Party(ies).

            Section 11.7. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Sellers all books and records furnished by Sellers, any Conveyed Company or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

            Section 11.8. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. For the avoidance of doubt, Purchaser shall bear all fees and expenses of Grant Thornton LLP in connection with obtaining the consent referred to in clause (ii) of Section 7.8.

            Section 11.9. Schedules.

         (a) Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates, except where (i) there is an explicit cross-reference to another Schedule or its applicability to another Section is readily apparent, and (ii) Purchaser could reasonably be expected to ascertain the scope of the modification to such other Section. The disclosure of any matter on a Schedule shall expressly not be deemed to constitute an admission by Sellers or Purchaser, or to otherwise imply, that any such matter is material for purposes of this Agreement.

         (b) If on any date at least three (3) Business Days prior to the Closing Date, any of the information in any Schedule is found to be not true, accurate and complete in all material respects on and as of such date, Sellers shall be entitled, by written notice to Purchaser, to amend the Schedules to make such additions to or modifications of such Schedules as are necessary to make the information set forth therein true, accurate and complete in all material respects, and such Schedules shall thereupon be deemed amended to reflect such additions and modifications, and the truth and accuracy of the representations and warranties of Sellers contained in this Agreement shall be determined by reference to such revised Schedules, for purposes of Section 7.1; provided, that for purposes of Section 9.1(a)(iii), any such revisions to a Schedule subsequent to the date hereof shall be disregarded (and the truth and accuracy of the representations and warranties of Sellers contained in this Agreement shall be determined without reference to such revised Schedules). Notwithstanding the immediately preceding sentence, any such revisions to a Schedule subsequent to the date hereof shall not be disregarded (and the truth and accuracy of the representations and warranties of Sellers contained in this Agreement shall be determined with reference to such revised Schedules) to the extent that such additional disclosures relate to actions or omissions of Sellers occurring after the date hereof that are required or permitted by (as opposed to not prohibited by) the provisions of Section 5.2 or are otherwise taken with the prior consent of Purchaser.

            Section 11.10. Governing Law; Jurisdiction; Waiver of Jury Trial.

         (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law principles of such State.

         (b) With respect to any suit, action or proceeding relating to this Agreement (each, a "Proceeding"), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the courts of the State of Delaware or in the United States District Court for the State of Delaware and
(ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Sellers and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party's address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.10(b).

         (c) EACH OF PURCHASER AND SELLERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF PURCHASER AND SELLERS (I) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGE THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 11.10(c).

         (d) The Parties agree that the prevailing Party or Parties, as the case may be, in any suit, action or proceeding relating to this Agreement shall be entitled to reimbursement of all costs of litigation, including reasonable attorneys' fees, from the non-prevailing Party. For purposes of this Section 11.10(d), each of the "prevailing party" and the "non-prevailing party" in any suit, action or proceeding shall be the party designated as such by the court or other appropriate official presiding over such suit, action or proceeding, such determination to be made as a part of the judgment rendered thereby. Absent such determination, each Party shall bear its own expenses in any such suit or proceeding.

            Section 11.11. Counterparts. This Agreement may be executed in one
(1) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

            Section 11.12. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            Section 11.13. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

            Section 11.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

                              TYCO PRINTED CIRCUIT GROUP LP, as an
                              Asset Selling Entity

                              By:  Sigma GP Holding, Inc., its General
                              Partner

                              By: /s/ Lior Amram
                                 ---------------------------------------
                              Name: Lior Amram
                              Title: Director of M&A

                              TYCO ELECTRONICS CORPORATION, as
                              an Asset Selling Entity

                              By: /s/ Lior Amram
                                 ---------------------------------------
                              Name: Lior Amram
                              Title: Director of M&A

                              RAYCHEM INTERNATIONAL, as an Asset
                              Selling Entity

                              By: /s/ Lior Amram
                                 ---------------------------------------
                              Name: Lior Amram
                              Title: Director of M&A

                              TYCO ELECTRONICS LOGISTICS, AG, as
                              an Asset Selling Entity

                              By: /s/ Lior Amram
                                 ---------------------------------------
                              Name: Lior Amram
                              Title: Director of M&A

                              TYCO KAPPA LIMITED, as the Equity Selling
                              Entity

                              By: /s/ Lior Amram
                                 ---------------------------------------
                              Name: Lior Amram
                              Title: Director of M&A

                              TTM (OZARKS) ACQUISITION, INC., as
                              Purchaser

                              By: /s/ Kent Alder
                                 ---------------------------------------
                              Name: Kent Alder
                              Title:  President and CEO